      As filed with the Securities and Exchange Commission on May 6, 1999

                                                      Registration No. 333-76097
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             COMPUWARE CORPORATION
               (Exact name of Registrant as specified in charter)
                            ------------------------

           MICHIGAN                        7371, 7372                       38-2007430
(State or other jurisdiction of   (Primary standard industrial    (I.R.S. Employer Identification
incorporation or organization)     classification code number)                 No.)

                           31440 NORTHWESTERN HIGHWAY
                     FARMINGTON HILLS, MICHIGAN 48334-2564
                                 (248) 737-7300
          (Address, including zip code and telephone number, including area code, or registrant's principal executive offices)
                            ------------------------

                         PETER KARMANOS, JR., CHAIRMAN
                             COMPUWARE CORPORATION
                           31440 NORTHWESTERN HIGHWAY
                     FARMINGTON HILLS, MICHIGAN 48334-2564
                                 (248) 737-7300
           (Name, address, including zip code, and telephone number,
           including area code, of agent for service for Registrant)

                                   COPIES TO:
                              DONALD J. KUNZ, ESQ.
                       HONIGMAN MILLER SCHWARTZ AND COHN
                          2290 FIRST NATIONAL BUILDING
                            DETROIT, MICHIGAN 48226
                                 (313) 256-7800
                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
                                                      PROPOSED
        TITLE OF EACH CLASS OF                    MAXIMUM AGGREGATE                         AMOUNT OF
     SECURITIES TO BE REGISTERED                  OFFERING PRICE(1)                     REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------
Common Stock..........................               $19,383,483                             $5,389
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee based upon the average of the high and low prices of the Common Stock as reported on the Nasdaq Stock Market on April 8, 1999 in accordance with Rule 457(c) of the General Rules and Regulations under the Securities Act of 1933, as amended.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                1,021,864 Shares


                             COMPUWARE CORPORATION

                                  Common Stock
                          (Par Value $0.01 per Share)

                           -------------------------

                             Compuware Corporation
                           31440 Northwestern Highway
                        Farmington Hills, Michigan 48334
                                 (248) 737-7300

- The 1,021,864 shares of Common Stock are being offered by the Selling Shareholders described in this Prospectus under "Selling Shareholders."

- We will not receive any of the proceeds from the offering.

- Our Common Stock is quoted on the Nasdaq National Market under the symbol "CPWR".


- On May 5, 1999, the last reported sale price for the Common Stock, as reported on the Nasdaq National Market, was $24.375 per share.


INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                   The date of this Prospectus is May 7, 1999

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................    3
Risk Factors................................................    5
Use of Proceeds.............................................    9
Dividend Policy.............................................    9
Capitalization..............................................    9
Price Range of Our Common Stock.............................    9
Selected Consolidated Financial Data........................   10
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   12
Business....................................................   24
Management..................................................   32
Security Ownership of Certain Beneficial Owners and
  Management................................................   35
Compensation of Executive Officers and Directors............   37
Related Party Transactions..................................   39
Description of Capital Stock................................   40
Selling Shareholders........................................   43
Plan of Distribution........................................   44
Legal Matters...............................................   44
Experts.....................................................   44
Where You Can Find More Information.........................   44
Cautionary Statement Regarding Forward-Looking Statements...   45
Index to Financial Statements...............................  F-1

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY SELLING SHAREHOLDER. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK TO WHICH IT RELATES, OR AN OFFER OR SOLICITATION TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this Prospectus. The summary is not complete and does not contain all of the information that you should consider before investing in the Common Stock. You should read the entire Prospectus carefully. Throughout the Prospectus, we use the term "we" or "the Company" to refer to Compuware Corporation, a business corporation organized under Michigan law.

                                  THE COMPANY

     We provide software products and professional services designed to increase the productivity of the information systems departments of our target market, the 20,000 largest enterprises worldwide. We have historically focused on the testing and implementation environment in the mainframe market, where we have extensive experience and have established long-term customer relationships. We also operate in the client/server market, with products and professional services in the application development, testing and implementation and systems management environments.

- OUR BUSINESS STRATEGY

     Our focus is to provide products and professional services to improve the productivity of both mainframe and client/server programmers and analysts in our target market, the 20,000 largest enterprises worldwide deploying data processing technology.

- PRODUCTS DIVISION

     We will continue to develop, market and support high-quality testing and implementation programmer productivity software as well as client/server application development, testing and implementation and systems management software and to work closely with our customers to meet their evolving needs.

- PROFESSIONAL SERVICES DIVISION

     We offer a broad range of professional services, including business systems analysis, design and programming, software conversion, systems planning and systems consulting. Our business approach to professional services delivery emphasizes the hiring of experienced staff, extensive ongoing training, high staff utilization and immediate, productive deployment of new personnel at client accounts.

- CUSTOMERS

     Our products and professional services are used by the information systems departments of a wide variety of large commercial and government organizations. As of December 31, 1998, approximately 225,000 copies of our software products had been licensed by over 14,000 customers.

- SALES AND MARKETING

     We market our testing and implementation tools, client/server systems management tools and client/server application development tools primarily through a direct sales force in the United States, Canada, Europe, Japan, Asia/Pacific, Brazil, and South Africa as well as through independent distributors in over 25 other countries.

- PRODUCT DEVELOPMENT AND DISTRIBUTION

     We have been successful in developing acquired products and technologies into marketable software for our distribution channels. We believe that our future growth lies, in part, in continuing to identify promising technologies from all potential sources, including independent software developers, customers, small startup companies and internal research and development.

- PRODUCT MAINTENANCE AND CUSTOMER SUPPORT

     All customers who subscribe to our maintenance and support services are entitled to receive technical support and advice, including problem resolution services and assistance in product installation, error corrections and any product enhancements released by us during the maintenance period.

- EMPLOYEES

     As of December 31, 1998, we employed 10,080 people worldwide, with 1,957 in products sales, sales support and marketing; 594 in research and development; 292 in product maintenance and customer support; 6,312 in professional services marketing and delivery; and 925 in other general and administrative functions.

                                  THE OFFERING

Common Stock offered by the
  Selling Shareholders....................    1,021,864 shares

Common Stock outstanding as of
  March 31, 1999, which includes
  the shares offered by the selling
  shareholders............................    367,926,388 shares

NASDAQ symbol.............................    CPWR

                                  RISK FACTORS

     In addition to the other information in this Prospectus, you should carefully consider the following factors before investing in the Common Stock.

     OUR QUARTERLY FINANCIAL RESULTS VARY AND MAY BE ADVERSELY AFFECTED BY CERTAIN RELATIVELY FIXED COSTS.

     Our revenues vary from quarter to quarter, with the largest portion of revenues historically recognized in the third and fourth quarters of each fiscal year. We believe that these quarterly patterns are partly attributable to the budgeting and purchasing cycles of customers and to our sales commission policies on our software products, which compensate sales personnel for meeting or exceeding annual quotas. We typically do not have a material backlog of unfilled orders, and revenues in any quarter are substantially dependent on orders booked in the quarter. Our professional services revenues may fluctuate quarterly due to the completion or commencement of significant assignments, the number of working days in a quarter and the utilization rate of professional services personnel.

     Our quarterly operating results may fluctuate due to numerous factors, including the demand for our products and professional services, the size and timing of customers' orders, the introduction of new products and product enhancements by us or our competitors, price changes by us, changes in the proportion of revenues attributable to licenses versus service fees, product mix, commencement or conclusion of significant services contracts, changes in foreign currency exchange rates, timing of acquisitions and associated costs, and competitive conditions in the industry. Net income may be disproportionately affected by a reduction in revenues because only a small portion of our expenses varies with revenues.

     OUR INABILITY TO DEVELOP NEW PRODUCTS OR PRODUCT ENHANCEMENTS MAY ADVERSELY AFFECT OUR BUSINESS.

     Our success will depend in part on our ability to develop product enhancements and new products which keep pace with continuing changes in technology and customer preferences. Our failure to develop technological improvements or to adapt our products to technological change may, over time, have a material adverse effect on our business. In addition, the majority of our products are purchased by customers using IBM and IBM-compatible mainframe computing platforms and, to a much lesser extent, workstations and personal computers. Worldwide, computing power is increasingly provided by alternative computing platforms, including client/server networks, workstations and personal computers ("PCs"). A significant shift in the way our customers use computing platforms may have a material adverse effect on our business.

     A SIGNIFICANT PERCENTAGE OF OUR REVENUE COMES FROM OVERSEAS, SUBJECTING US TO EXCHANGE RATE AND OTHER RISKS.

     We derived approximately $313.3 million, $253.8 million and $208.8 million of revenues from foreign operations and export sales in fiscal 1998, 1997 and 1996, respectively, which constituted approximately 27.5%, 31.2% and 34.0% of total revenues for those periods. We expect that such sales will continue to generate a significant percentage of our total revenues. Products are priced in the currency of the country in which they are sold. Changes in the exchange rates of foreign currencies or exchange controls may adversely affect our results of operations. The international business is also subject to other risks, including the need to comply with foreign and U.S. export laws and the greater difficulty of managing business overseas. In addition, our foreign operations are affected by general economic conditions in the international markets in which we do business. A prolonged economic downturn in Europe or Asia Pacific may have a material adverse effect on our business.

     ALMOST ALL OF OUR PRODUCTS HAVE RESULTED FROM ACQUISITIONS, AND IF WE CAN NO LONGER FIND SUITABLE ACQUISITION CANDIDATES, OUR BUSINESS MAY BE ADVERSELY AFFECTED.

     Substantially all of our products have been developed from acquired technology and products. To date, we have been successful in developing acquired products and technologies into marketable software suitable for our distribution channels. We believe that our future growth lies, in part, in continuing to identify, acquire and then develop promising technologies and products. While we are continually searching for acquisition opportunities, there are presently no agreements, arrangements or understandings with respect to any material acquisition and there can be no assurance that we will continue to be successful in identifying, acquiring and developing products and technology. If any potential acquisition opportunities are identified, there can be no assurance that we will consummate and successfully integrate any such acquisitions and there can be no assurance as to the timing or effect on our business of any such acquisitions.

     A MAJORITY OF OUR REVENUE FROM SOFTWARE PRODUCTS IS DEPENDENT ON OUR CUSTOMERS' CONTINUED USE OF IBM MAINFRAME PRODUCTS.

     Our currently available run-time software products, which comprise the majority of our revenues from software products, are designed for use with IBM and IBM-compatible mainframe computers. Specifically, these software products target users of the MVS and VSE operating systems, the CICS communications subsystem and the IMS and DB2 database management systems. As a result, future sales of our existing run-time products and associated recurring maintenance revenues are dependent upon continued use of IBM and IBM-compatible mainframes and their related systems software. In addition, because our run-time products operate in conjunction with IBM systems software, changes to IBM systems software may require us to adapt our run-time products to these changes. An inability to do so, or any delay in doing so, may adversely affect our operating results.

     WE MAY LOSE BUSINESS TO MANY COMPETITORS.

     The markets for our software products are highly competitive and characterized by continual change and improvement in technology. Our competitors include BMC Software, Inc., Rational Software Corporation, Mercury Interactive Corporation, Computer Associates International, Inc., Informix Corporation, Oracle Corporation, PLATINUM technology International, inc., Sybase, Inc., and VIASOFT, Inc. None of the competitors competes in all of our product lines. In addition, although we believe our products are generally complementary to those marketed by IBM, IBM does offer some products that are directly competitive and there can be no assurance that IBM will not choose to offer significant competing products in the future. The principal competitive factors affecting the market for our software products include: responsiveness to customer needs, functionality, performance, reliability, ease of use, quality of customer support, vendor reputation and price. We believe, based on our current market position, that we have competed effectively in the software products marketplace to date. Nevertheless, a variety of external and internal events and circumstances could adversely affect our competitive capacity. Our ability to remain competitive will depend, to a great extent, upon our performance in product development and customer support. To be successful in the future, we must respond promptly and effectively to the challenges of technological change and our competitors' innovations by continually enhancing our own product offerings.

     The market for data processing professional services is highly competitive, fragmented and characterized by low barriers to entry. Our principal competitors in professional services include Andersen Consulting, Computer Sciences Corporation, Electronic Data Systems Corporation, IBM Global Services and numerous small regional and local firms in the markets in which we have professional services offices. Several of these competitors have substantially greater financial, marketing, recruiting and training resources than we do. The principal competitive factors affecting the market for our professional services include responsiveness to customer needs, breadth and depth of technical skills offered, availability and productivity of personnel, ability to demonstrate achievement of results and price. Due to the continued increase in revenues in professional services, we believe that we have competed effectively to date in all these areas. There is no assurance that we will be able to compete as successfully in the future.

     CURRENT LAWS MAY NOT ADEQUATELY PROTECT OUR PROPRIETARY RIGHTS.

     We regard our software as proprietary and attempt to protect it with copyrights, trademarks, trade secret laws and restrictions on disclosure, copying and transferring title. Despite these precautions, it may be possible for unauthorized third parties to copy certain portions of our products or to obtain and use information that we regard as proprietary. Currently, we have three patents and nine applications pending. However, existing patent and copyright laws afford only limited practical protection. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States. Furthermore, as the number of software products in the industry increases and the functionality of these products further overlaps, we believe that software developers will become increasingly subject to infringement claims. Any such claims, with or without merit, can be time consuming and expensive to defend.

     OUR SOFTWARE AND TECHNOLOGY MAY INFRINGE THE PROPRIETARY RIGHTS OF OTHERS.

     During the due diligence stage of any software acquisition, we research and investigate the title to the software we will be acquiring from the seller. This investigation generally includes without limitation, litigation searches, copyright and trademark searches, review of development documents and interviews with key employees of the seller regarding development, title and ownership of the software products being acquired. The acquisition document itself generally contains representations, warranties and covenants concerning the title and ownership of the software products as well as indemnification and remedy provisions in the event the representations, warranties and covenants are breached by the seller. Our new hires sign an offer letter which states that the new employee is being hired for his or her talent and skill rather than for any trade secrets or proprietary information of others of which he or she may have knowledge. Further, our employees execute an employee agreement that provides that work developed for us or our clients belongs to us or our clients, respectively. Although we have not received any material claims that our products infringe on the proprietary rights of third parties, there can be no assurance that third parties will not assert infringement claims against us in the future with respect to current and future products or that any such assertion may not require us to enter into royalty arrangements or result in costly litigation.

     WE DEPEND ON KEY EMPLOYEES AND TECHNICAL PERSONNEL.

     Our success will depend in part upon the continued service of our key senior management and technical personnel. All of our executive officers are subject to employment contracts and we maintain key man life insurance on all such personnel in amounts ranging from $1.0 million to $7.2 million. Our future success also depends on our continuing ability to attract and retain highly qualified technical, managerial and marketing personnel. The market for professional services and software products personnel has historically been, and we expect that it will continue to be, intensely competitive. To date, we have been successful in attracting and retaining qualified technical personnel. There can be no assurance, however, that we will continue to be successful in attracting or retaining such personnel. The loss of certain key employees or our inability to attract and retain other qualified employees could have a material adverse effect on our business.

     DIFFICULTIES IN ACQUIRING CONTROL OF OUR COMPANY UNDER OUR CHARTER AND MICHIGAN LAW MAY DISCOURAGE FUTURE TRANSACTIONS GENERATING SIGNIFICANT SHAREHOLDER VALUE.

     Certain provisions of our Restated Articles of Incorporation and Bylaws and of Michigan law could delay or make more difficult a merger, tender offer or proxy contest. Michigan law provides that certain business combinations between covered Michigan corporations and a holder of 10% or more of the corporation's stock can only be consummated if approved by a 90% shareholder vote and by a two-thirds vote of unaffiliated shareholders, unless five years have elapsed since the acquisition by the 10% shareholder of its stock and unless certain other conditions are satisfied. Although such provisions are not applicable to us at this time, Michigan law allows the Board of Directors to choose to be subject to such provisions at any time. As a result, these provisions could discourage a third party from paying to the shareholders a premium in a tender offer or other change of control transaction. In addition, the Board of Directors has authority to issue up to 5,000,000 shares of Class A Preferred Stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the shareholders. The rights of the holders of the Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. While we believe that the ability to issue Preferred Stock provides desirable flexibility in connection with possible acquisitions and other corporate purposes, the issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company.

     OUR COMMON STOCK PRICE IS SUBJECT TO SIGNIFICANT MARKET VOLATILITY.

     We believe that factors such as quarterly fluctuations in results of operations and announcements of acquisitions or new products by us or by our competitors may cause the market price of the Common Stock to fluctuate. Moreover, in recent years the stock market in general, and the shares of technology companies in particular, have experienced extreme price fluctuations. These broad market and industry fluctuations may adversely affect the market price of our Common Stock.


     RISKS RELATED TO POTENTIAL YEAR 2000 PROBLEMS MAY ADVERSELY AFFECT OUR BUSINESS


     The Year 2000 problem is the result of the widespread practice of using only 2 digits instead of 4 to represent the year in computing equipment and computer software. Failure to address this problem could cause erroneous results in the proper interpretation of years after 1999. If we fail to properly recognize and address the Year 2000 problem as it may affect our business operations, our business, financial condition, and results of operations could be materially and adversely affected. The Company has instituted various projects to address this issue which include but are not limited to three major areas: 1) the software products which the Company develops and markets, 2) its internal information technology (IT) assets, and 3) aspects not directly related to the Company's IT assets or software products ("non-IT assets"). This last area includes such items as embedded systems in infrastructure components (such as building security and HVAC systems), as well as the business relationships the Company has with its customers and suppliers, especially those third parties with whom the Company has a systems interaction.

     The Company expects to be able to identify all Year 2000 problems that could materially adversely affect its business operations. However, the Company cannot guarantee that the projects it has undertaken to address the Year 2000 issue will be sufficient to resolve any or all Year 2000 problems with respect to those operations. Further, we believe it is not possible to determine with complete certainty that all Year 2000 problems affecting us, our suppliers, or our customers have been identified or corrected. In addition, no one can accurately predict how many Year 2000 problem-related failures will occur or the severity, duration, or financial consequences of these perhaps inevitable failures.

     See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000."

                                USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the Common Stock offered by the Selling Shareholders.

                                DIVIDEND POLICY

     We have not paid any cash dividends on our Common Stock since fiscal 1986. Our loan agreement expressly prohibits the payment of any cash dividends on Common Stock. We currently expect that we will retain any earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends on our Common Stock in the foreseeable future.

                                 CAPITALIZATION

     The following table sets forth the total capitalization of the Company at December 31, 1998. Common Stock and Additional paid-in capital have been adjusted to reflect the 2-for-1 stock split that was effective March 1, 1999.

                                                                AT DECEMBER 31, 1998
                                                                --------------------
                                                                   (IN THOUSANDS)
Long-term debt..............................................         $    3,719
                                                                     ----------
Shareholders' equity:
  Preferred Stock; no shares issued or outstanding..........                 --
  Common Stock, $.01 par value; 1,600,000,000 shares
     authorized, 370,089,822 shares issued and
     outstanding............................................              3,700
  Additional paid-in capital................................            381,332
  Retained earnings.........................................            653,350
  Foreign currency translation adjustment...................             (3,276)
                                                                     ----------
     Total shareholders' equity.............................          1,035,106
                                                                     ----------
       Total capitalization.................................         $1,038,825
                                                                     ==========

                        PRICE RANGE OF OUR COMMON STOCK

     Our Common Stock trades on the Nasdaq National Market under the symbol "CPWR". The following table sets forth the high and low bid prices for our Common Stock as reported on the Nasdaq National Market for fiscal years 1999 and 1998. All prices have been adjusted to reflect the 2-for-1 stock split effective March 1, 1999.

                                                                HIGH      LOW
                                                                ----      ---
Fiscal Year Ended March 31, 1999
First Quarter...............................................    26.69    20.56
Second Quarter..............................................    31.50    21.50
Third Quarter...............................................    39.91    17.94
Fourth Quarter..............................................    37.56    20.88
Fiscal Year Ended March 31, 1998
First Quarter...............................................    12.69     7.75
Second Quarter..............................................    16.35    11.32
Third Quarter...............................................    19.75    14.10
Fourth Quarter..............................................    25.63    15.57


The last reported sale price of the Common Stock on the Nasdaq National Market on May 5, 1999 was $24.375. As of March 26, 1999, there were 77,843 record holders of our Common Stock.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data should be read in conjunction with the consolidated financial statements and the notes thereto included elsewhere in this Prospectus. The consolidated statement of operations data set forth below with respect to the fiscal years ended March 31, 1998, 1997 and 1996 and the consolidated balance sheet data at March 31, 1998 and 1997 are derived from, and are qualified by reference to, the audited consolidated financial statements included elsewhere in this Prospectus. The consolidated statement of operations data for the years ended March 31, 1995 and 1994 and the consolidated balance sheet data at March 31, 1996, 1995 and 1994 are derived from audited financial statements not included in this Prospectus. The consolidated statement of operations data for the nine months ended December 31, 1998 and 1997 and the consolidated balance sheet data at December 31, 1998 and 1997 are derived from the unaudited financial statements that, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth therein. Operating results for the nine months ended December 31, 1998 are not necessarily indicative of the results that may be expected for the fiscal year ending March 31, 1999.

                                                                                                       NINE MONTHS ENDED
                                                                                                         DECEMBER 31,
                                                       YEAR ENDED MARCH 31,                               (UNAUDITED)
                                ------------------------------------------------------------------   ---------------------
                                   1998           1997          1996          1995          1994        1998        1997
                                   ----           ----          ----          ----          ----        ----        ----
                                                      (IN THOUSANDS, EXCEPT EARNINGS PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Software license fees.......  $  467,251      $318,907      $226,690      $223,589      $163,563   $  450,986   $298,845
  Maintenance fees............     244,273       209,521       184,039       153,828       116,399      242,158    176,986
  Professional services
    fees......................     427,794       284,468       203,630       156,460       114,395      445,166    305,663
                                ----------      --------      --------      --------      --------   ----------   --------
    Total revenues............   1,139,318       812,896       614,359       533,877       394,357    1,138,310    781,494
                                ----------      --------      --------      --------      --------   ----------   --------
Operating expenses:
  Cost of software license
    fees......................      22,874        20,881        20,146        14,894        10,612       20,892     15,966
  Cost of maintenance.........      31,203        27,278        26,867        24,111        19,138       27,761     22,715
  Cost of professional
    services..................     365,948       250,405       174,215       133,823        99,129      363,767    263,102
  Software product
    development...............      54,416        44,494        42,792        31,825        25,596       48,121     42,144
  Sales and marketing.........     325,793       256,139       204,403       174,829       120,338      298,594    223,543
  Administrative and
    general...................      58,965        48,233        38,537        33,951        28,431       52,888     42,701
  Restructuring and merger-
    related costs.............       3,606                      10,688        10,547(1)                              3,606
  Purchased research and
    development...............       3,160        21,790        24,943        11,990                      4,350
                                ----------      --------      --------      --------      --------   ----------   --------
    Total operating
      expenses................     865,965       669,220       542,591       435,970       303,244      816,373    613,777
                                ----------      --------      --------      --------      --------   ----------   --------
Income from operations........     273,353       143,676        71,768        97,907        91,113      321,937    167,717
Interest and investment
  income, net.................      17,417         5,710         7,015         5,805         2,797       20,274      8,284
                                ----------      --------      --------      --------      --------   ----------   --------
Income before merger costs-
  escrow claims...............     290,770       149,386        78,783       103,712        93,910      342,211    176,001
Merger costs-escrow claims....                                                 8,531(1)
                                ----------      --------      --------      --------      --------   ----------   --------
Income before income taxes....     290,770       149,386        78,783        95,181        93,910      342,211    176,001
Income tax provision..........      96,826        51,950        34,541        33,084        31,623      116,316     58,608
                                ----------      --------      --------      --------      --------   ----------   --------
Net income....................  $  193,944      $ 97,436      $ 44,242      $ 62,097      $ 62,287   $  225,895   $117,393
                                ==========      ========      ========      ========      ========   ==========   ========
Basic earnings per share(2 and
  3)..........................  $     0.55      $   0.29      $   0.13      $   0.17      $   0.18   $     0.62   $   0.34
Diluted earnings per share (2
  and 3)......................        0.50          0.27          0.12          0.16          0.17         0.56       0.31
Shares used in computing net
  income per share(3):
    Basic earnings per
      share...................     352,274       340,770       347,516       358,058       349,394      365,212    349,906
    Diluted earnings per
      share...................     387,426       359,740       358,950       381,476       371,252      401,476    384,316
                                                                                             (footnotes on following page)

                                                                                                       NINE MONTHS ENDED
                                                                                                         DECEMBER 31,
                                                       YEAR ENDED MARCH 31,                               (UNAUDITED)
                                ------------------------------------------------------------------   ---------------------
                                   1998           1997          1996          1995          1994        1998        1997
                                   ----           ----          ----          ----          ----        ----        ----
                                                      (IN THOUSANDS, EXCEPT EARNINGS PER SHARE DATA)
BALANCE SHEET DATA (AT PERIOD
  END):
Working capital...............  $  362,324      $179,508      $141,842      $195,941      $149,542   $  566,833   $254,063
Total assets..................   1,072,640       755,407       555,726       524,095       401,875    1,508,190    937,810
Long-term debt, less current
  maturities..................       6,956         6,068            --            --            --        3,719      6,876
Total shareholders' equity....     708,296       445,636       318,985       336,201       253,925    1,035,106    611,266

-------------------------
(1) Reflects merger costs incurred in connection with the acquisition, restructuring and integration of Uniface Holding B.V.

(2) See notes 1 and 9 of Notes to the Consolidated Financial Statements and
    Exhibit 11.1 for the basis of computing earnings per share.

(3) Adjusted to reflect the 2-for-1 stock split effective March 1, 1999 (see note 15 of Notes to Consolidated Financial Statements).

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED DECEMBER 31, 1998 AND 1997


     The following table sets forth, for the periods indicated, certain operational data from the Company's consolidated statements of operations as a percentage of total revenues and the percentage change in such items compared to the prior period:

                                                                PERCENTAGE OF
                                                                TOTAL REVENUES
                                                                --------------
                                                                 NINE MONTHS
                                                                    ENDED          PERIOD-TO-
                                                                 DECEMBER 31,        PERIOD
                                                                --------------       CHANGE
                                                                1998     1997     1997 TO 1998
                                                                ----     ----     ------------
REVENUES:
  Software license fees.....................................     39.6%    38.2%       50.9%
  Maintenance fees..........................................     21.3     22.7        36.8
  Professional services fees................................     39.1     39.1        45.6
                                                                -----    -----       -----
     Total revenues.........................................    100.0    100.0        45.7
                                                                -----    -----       -----
OPERATING EXPENSES:
  Cost of software license fees.............................      1.8      2.0        30.9
  Cost of maintenance.......................................      2.4      2.9        22.2
  Cost of professional services.............................     32.0     33.7        38.3
  Software product development..............................      4.2      5.4        14.2
  Sales and marketing.......................................     26.2     28.6        33.6
  Administrative and general................................      4.7      5.5        23.9
  Purchased research and development........................      0.4                    *
  Merger-related costs......................................               0.5           *
                                                                -----    -----       -----
     Total operating expenses                                    71.7     78.6        33.0
                                                                -----    -----       -----
INCOME FROM OPERATIONS......................................     28.3     21.4        92.0
OTHER INCOME................................................      1.8      1.1       144.7
                                                                -----    -----       -----
INCOME BEFORE INCOME TAXES..................................     30.1     22.5        94.4
INCOME TAX PROVISION........................................     10.2      7.5        98.5
                                                                -----    -----       -----
NET INCOME..................................................     19.9%    15.0%       92.4%
                                                                =====    =====       =====

-------------------------
* Period-to-period change expressed as a percentage is not meaningful.

NINE MONTHS ENDED DECEMBER 31, 1998 COMPARED TO THE
NINE MONTHS ENDED DECEMBER 31, 1997

     Total revenues for the first nine months of fiscal 1999 were $1.1 billion, an increase of $356.8 million, or 45.7%, as compared to $781.5 million for the first nine months of fiscal 1998. The Company experienced growth in license fees, maintenance fees, and professional services fees during the nine months ended December 31, 1998 as compared to the nine months ended December 31, 1997.

     Software license fees increased $152.1 million, or 50.9%, to $451.0 million in the first nine months of fiscal 1999 from $298.8 million in the first nine months of fiscal 1998. All of the Company's product families experienced growth in license fees, with the largest percentage increase in its client/server testing and implementation products.

     Maintenance fee revenues increased $65.2 million, or 36.8%, to $242.2 million in the first nine months of fiscal 1999 from $177.0 million in the first nine months of fiscal 1998. The Company continues to experience growth in maintenance fees for all of its product families due to the growth in the number of installed copies of its products.

     Revenues from professional services increased $139.5 million, or 45.6%, to $445.2 million in the first nine months of fiscal 1999 from $305.7 million in the first nine months of fiscal 1998. The majority of the Company's professional services offices experienced growth in revenues. The overall increase was due primarily to increased business at new and existing clients.

     Cost of software license fees increased $4.9 million, or 30.9%, to $20.9 million in the first nine months of fiscal 1999 from $16.0 million in the first nine months of fiscal 1998. The increase was due primarily to an increase in amortization of internally developed software products and to a lesser extent increased author royalties. As a percentage of software license fees, these costs decreased to 4.6% in the first nine months of fiscal 1999 from 5.3% for the same period in fiscal 1998.

     Cost of maintenance increased $5.0 million, or 22.2%, to $27.8 million in the first nine months of fiscal 1999 from $22.7 million in the first nine months of fiscal 1998. The increase in the cost of maintenance was due primarily to the increase in maintenance and support staff needed to support the worldwide growth of the installed product base. As a percentage of maintenance fees, these costs decreased to 11.5% in the first nine months of fiscal 1999 from 12.8% during the same period of fiscal 1998.

     Cost of professional services increased $100.7 million, or 38.3%, to $363.8 million in the first nine months of fiscal 1999 from $263.1 million in the first nine months of fiscal 1998. The increase in these expenses was due primarily to the growth in the Services Division billable staff by 1,457 to 5,667 people at December 31, 1998 from 4,210 at December 31, 1997. As a percentage of professional services fees, these costs decreased to 81.7% in the first nine months of fiscal 1999 from 86.1% in the first nine months of fiscal 1998.

     Software product development costs increased $6.0 million, or 14.2%, to $48.1 million in the first nine months of fiscal 1999 from $42.1 million in the first nine months of fiscal 1998. Before the capitalization of internally developed software products, total research and development expenditures increased $7.3 million to $57.0 million, or 14.6%, in the first nine months of fiscal 1999 from $49.7 million in the first nine months of fiscal 1998. Capitalized research and development expenditures increased $1.3 million to $8.9 million, or 17.1%, in the first nine months of fiscal 1999 from $7.6 million in the first nine months of fiscal 1998.

     Sales and marketing costs increased $75.1 million, or 33.6%, to $298.6 million in the first nine months of fiscal 1999 from $223.5 million in the first nine months of fiscal 1998. The increase in sales and marketing costs was due primarily to the expansion of the worldwide sales force, higher sales commissions associated with increased product sales and increased advertising expenditures. As a percentage of software license fees these costs declined to 66.2% in the first nine months of fiscal 1999 as compared to 74.8% in the first nine months of fiscal 1998.

     Administrative and general costs increased $10.2 million, or 23.9%, to $52.9 million in the first nine months of fiscal 1999 from $42.7 million in the first nine months of fiscal 1998. The increase in these costs was due primarily to the increase in corporate support systems, facilities, and employee development programs in order to support the Company's growth. As a percentage of total revenue, these costs decreased to 4.7% in the first nine months of fiscal 1999 from 5.5% in the first nine months of fiscal 1998.

     During the first nine months of fiscal 1999, the Company recognized $4.4 million of expense for purchased research and development associated with the acquisition of products from CenterLine Software, Inc., Vireo Software, Inc., and Cardume Software Limited. During the first nine months of fiscal 1998, the Company recognized $3.6 million for merger-related costs associated with the merger of NuMega Technologies, Inc.

     Income from operations increased $154.2 million, or 92.0%, to $321.9 million in the first nine months of fiscal 1999 from $167.7 million in the first nine months of fiscal 1998. As a percentage of revenues, income from operations increased to 28.3% in the first nine months of fiscal 1999 from 21.4% in the same period of fiscal 1998. Excluding special charges of $4.4 million for the fiscal 1999 purchased research and development discussed above and the NuMega merger related expenses of $3.6 million in fiscal 1998, income from operations would have increased $155.0 million, or 90.5%, to $326.3 million in the first nine months of fiscal 1999 from $171.3 million in the first nine months of fiscal 1998. As a percentage of total revenues, income from operations, exclusive of special charges, increased to 28.7% in the first nine months of fiscal 1999 from 21.9% in the same period of fiscal 1998.

     Net interest and investment income for the first nine months of fiscal 1999 was $20.3 million as compared to $8.3 million in the first nine months of fiscal 1998. This increase in income was due to higher average cash and investment balances resulting from cash generated from higher operating earnings.

     In the first nine months of fiscal 1999, the Company had an income tax provision of $116.3 million, which was an effective tax rate of 34.0%, as compared to an income tax provision of $58.6 million, which was an effective tax rate of 33.3% in the first nine months of fiscal 1998. The increase in the effective tax rate was due to the growth in pre-tax earnings which dilutes the effect of the tax credits on the effective tax rate.

RESULTS OF OPERATIONS FOR THE FISCAL YEARS ENDED MARCH 31, 1998, 1997 AND 1996


     The following table sets forth for the periods indicated, certain operational data from the Company's consolidated statements of operations as a percentage of total revenues and the percentage change in such items compared to the prior period:

                                                           PERCENTAGE OF
                                                          TOTAL REVENUES             PERIOD-TO-PERIOD
                                                    ---------------------------           CHANGE
                                                         FISCAL YEAR ENDED           -----------------
                                                             MARCH 31,               1997        1996
                                                    ---------------------------       TO          TO
                                                    1998       1997       1996       1998        1997
                                                    ----       ----       ----       ----        ----
Revenues:
  Software license fees.........................     41.0%      39.2%      36.9%      46.5%       40.7%
  Maintenance fees..............................     21.4       25.8       30.0       16.6        13.8
  Professional services fees....................     37.6       35.0       33.1       50.4        39.7
                                                    -----      -----      -----      -----      ------
       Total revenues...........................    100.0      100.0      100.0       40.2        32.3
                                                    -----      -----      -----      -----      ------
Operating expenses:
  Cost of software license fees.................      2.0        2.6        3.3        9.5         3.6
  Cost of maintenance...........................      2.7        3.4        4.4       14.4         1.5
  Cost of professional services.................     32.1       30.8       28.3       46.1        43.7
  Software product development..................      4.8        5.4        7.0       22.3         4.0
  Sales and marketing...........................     28.6       31.5       33.3       27.2        25.3
  Administrative and general....................      5.2        5.9        6.3       22.3        25.2
  Restructuring and merger-related costs........      0.3                   1.7      100.0      (100.0)
  Purchased research and development............      0.3        2.7        4.0      (85.5)      (12.6)
                                                    -----      -----      -----      -----      ------
       Total operating expenses.................     76.0       82.3       88.3       29.4        23.3
                                                    -----      -----      -----      -----      ------
Income from operations..........................     24.0       17.7       11.7       90.3       100.2
Interest and investment income, net.............      1.5        0.7        1.1      205.0       (18.6)
                                                    -----      -----      -----      -----      ------
Income before income taxes......................     25.5       18.4       12.8       94.6        89.6
Income tax provision                                  8.5        6.4        5.6       86.4        50.4
                                                    -----      -----      -----      -----      ------
Net income......................................     17.0%      12.0%       7.2%      99.0%      120.2%
                                                    =====      =====      =====      =====      ======

FISCAL 1998 COMPARED TO FISCAL 1997

     Total revenues for fiscal 1998 were $1.1 billion, an increase of $326.4 million, or 40.2%, as compared to $812.9 million for fiscal 1997. The Company experienced growth in all revenue categories during fiscal 1998.

     Software license fees increased $148.3 million, or 46.5%, to $467.3 million in fiscal 1998 from $318.9 million in fiscal 1997. Almost all of the Company's product families experienced growth in license sales. These increases were spread primarily in the third and fourth quarter, and were due primarily to increased demand for the Company's mainframe testing and implementation products, and to a lesser extent, client/server testing and implementation products.

     Maintenance fee revenues increased $34.8 million, or 16.6%, to $244.3 million in fiscal 1998 from $209.5 million in fiscal 1997. The Company continues to experience growth in maintenance fees for all of its product families due to the growth in the number of installed copies of its products and its relatively high rate of maintenance contract renewals.

     Revenues from professional services increased $143.3 million, or 50.4%, to $427.8 million in fiscal 1998 from $284.5 million in fiscal 1997. This increase was due primarily to increased business at new and existing clients equal to $31.8 million, $16.7 million and $13.1 million at Compuware's Farmington Hills, Michigan, Milwaukee, Wisconsin and Columbus, Ohio branches, respectively. Revenues from professional services related to client/server systems increased $53.9 million in fiscal 1998 over fiscal 1997.

     Revenues from North American operations increased $266.9 million, or 47.8% to $826.0 million in fiscal 1998 from $559.0 million in fiscal 1997. International revenues increased $59.5 million, or 23.4%, to $313.3 million in fiscal 1998 from $253.9 million in fiscal 1997.

     During fiscal 1998, the overall strengthening of the dollar against European and Japanese currencies had a negative impact on Compuware's foreign revenues, as compared to fiscal 1997. If exchange rates had been the same as they were in fiscal 1997, international revenues during fiscal 1998 would have increased $87.7 million, or 34.6%, instead of $59.5 million, or 23.4%, as reported. However, the impact on revenue was partially offset by the exchange rate impact on foreign expenses, the majority of which are in sales and marketing. The $69.7 million or 27.2% increase in sales and marketing expenses over fiscal 1997 would have been $85.7 million, or 33.4%, if foreign exchange rates in fiscal 1998 had been the same as they were in fiscal 1997. As indicated from the above comments, Compuware's future operating results may be adversely impacted by the overall strengthening of the U.S. dollar against foreign currencies of countries where Compuware conducts business; conversely, future operating results may be favorably impacted by an overall weakening of the U.S. dollar against foreign currencies.

     Cost of software license fees increased $2.0 million, or 9.5%, to $22.9 million in fiscal 1998 from $20.9 million in fiscal 1997. Cost of software license fees includes amortization of capitalized software, the cost of preparing and disseminating products to customers and the cost of author royalties. The Company capitalizes the cost of internally developed software when technological feasibility has been achieved. The increase in these costs is due primarily to an increase in amortization of purchased and internally developed software products, and to a lesser extent, to increased packaging and distribution costs. As a percentage of software license fees, these costs decreased to 4.9% in fiscal 1998 from 6.5% in fiscal 1997.

     Cost of maintenance increased $3.9 million, or 14.4%, to $31.2 million in fiscal 1998 from $27.3 million in fiscal 1997. Cost of maintenance consists of the cost of maintenance programmers and product support personnel and the computing, facilities and benefits costs allocated to such personnel. The increase in cost of maintenance was due primarily to the increase in maintenance and support staff in order to support the worldwide growth of the installed base. As a percentage of maintenance fees, these costs decreased to 12.8% for fiscal 1998 from 13.0% in fiscal 1997. The Company will continue to look for ways to reduce this percentage while maintaining superior service levels and high renewal rates.

     Cost of professional services increased $115.5 million, or 46.1%, to $365.9 million in fiscal 1998 from $250.4 million in fiscal 1997. Cost of professional services includes all costs of the Company's professional services business, including the personnel costs of the professional, management and administrative staff of the Company's services business and the facilities and benefits costs allocated to such personnel. The increase in these expenses was due primarily to an increase of 1,033 professional staff to 4,555 people at the end of fiscal 1998, as compared to 3,522 people at the end of fiscal 1997. As a percentage of professional services fees, these costs decreased to 85.5% in fiscal 1998 from 88.0% in fiscal 1997. The Company believes that the demand for its services offerings will allow higher rates and staff utilization in order to maintain or improve services margins.

     Software product development costs increased $9.9 million, or 22.3% to $54.4 million in fiscal 1998 from $44.5 million in fiscal 1997. Before the capitalization of internally developed software products, total research and development expenditures increased to $65.0 million, or 19.8%, in fiscal 1998 from $54.3 million in fiscal 1997. Software product development costs consist of the cost of programming personnel, the facilities, computing and benefits costs allocated to such personnel and the costs of preparing user and installation guides for the Company's software products, less the amount of software development costs capitalized during the fiscal year. The increase in these costs was due primarily to a 27.5% increase in software development staff needed to meet the demand for new and enhanced products. Those major development projects that achieved technological feasibility for fiscal 1998 included five new interactive analysis and debugging products, two new fault management products, four new file and data management products, five automated testing products and two systems management products.

     Sales and marketing costs increased $69.7 million, or 27.2%, to $325.8 million in fiscal 1998 from $256.1 million in fiscal 1997. Sales and marketing costs consist of the sales and marketing expenses associated with the Company's products business, which include costs of direct sales, sales support and marketing staff, the facilities and benefits costs allocated to such personnel and the costs of marketing and sales incentive programs. The increase in sales and marketing costs was largely attributable to the expansion of the worldwide sales force, higher sales commissions associated with increased product sales, and increased advertising expenditures. The direct sales and sales support staff increased by 686 to 1,816 people at the end of fiscal 1998, as compared to 1,130 at the end of fiscal 1997. Approximately 56% of the Company's direct sales force is selling client/server products. The proportion of client/server sales representatives is expected to increase gradually over the next few years. As a percentage of software license fees, sales and marketing costs decreased from 80.3% in fiscal 1997 to 69.7% in fiscal 1998.

     Administrative and general costs increased $10.7 million, or 22.3%, to $59.0 million in fiscal 1998 from $48.2 million in fiscal 1997. Administrative and general costs consist of facilities, computing, compensation and benefit costs of the Company's executive officers, legal, human resources, finance, administrative and recruiting staffs and other personnel. The increase in these costs was due primarily to the increase in the costs of executive compensation, plus additional costs of employee development programs, legal services and corporate communications necessary to support the Company's growth. As a percentage of total revenues, administrative and general costs decreased from 5.9% in fiscal 1997 to 5.2% in fiscal 1998.

     During fiscal 1998, the Company incurred special charges of $3.2 million related to purchased research and development incurred in connection with the acquisition of UnderWare, Inc. Since the research and development in process had not reached technological feasibility, this amount was expensed in accordance with Statement of Financial Accounting Standards No. 2. The Company also incurred $3.6 million of merger-related costs incurred in connection with the merger and integration of NuMega Technologies, Inc.

     Net interest and investment income for fiscal 1998 was $17.4 million as compared to $5.7 million in fiscal 1997. This increase in income was due primarily to higher average cash and investment balances resulting from cash generated from higher operating earnings and to interest received on prior years' amended federal tax returns.

     Income before income taxes increased approximately $141.4 million, or 94.6%, to $290.8 million, as compared to income before income taxes of $149.4 million in fiscal 1997. Excluding special charges, Compuware's income before income taxes would have increased $126.3 million, or 73.8%, to $297.5 million from $171.2 million in fiscal 1997. As a percentage of total revenues, income before income taxes exclusive of special charges was 26.1% in fiscal 1998, as compared to 21.1% in fiscal 1997.

     The Company's provision for income taxes was $96.8 million in fiscal 1998, which represents an effective tax rate of 33.3%, as compared to an income tax provision of $52.0 million in fiscal 1997, which represents an effective tax rate of 34.8%. The difference between the effective tax rate for fiscal 1998 and 1997 was due primarily to the non-deductibility of the purchased research and development costs incurred during fiscal 1997 in connection with the DRD Promark, Inc. acquisition. The effective tax rate for fiscal 1997 would have been 33.6% without this cost.

FISCAL 1997 COMPARED TO FISCAL 1996

     Total revenues for fiscal 1997 were $812.9 million, an increase of $198.5 million, or 32.3%, as compared to $614.4 million for fiscal 1996. The Company experienced growth in all revenue categories during fiscal 1997.

     Software license fees increased $92.2 million, or 40.7%, to $318.9 million in fiscal 1997 from $226.7 million in fiscal 1996. Almost all of the Company's product families experienced growth in license sales. These increases were accomplished in all four quarters, and were due primarily to increased demand for the Company's mainframe products, and to a lesser extent, the expansion of the testing and implementation and systems management sales forces.

     Maintenance fee revenues increased $25.5 million, or 13.8%, to $209.5 million in fiscal 1997 from $184.0 million in fiscal 1996. The Company continues to experience growth in maintenance fees for all of its product families due to the growth in the number of installed copies of its products and its relatively high rate of maintenance contract renewals.

     Revenues from professional services increased $80.8 million, or 39.7%, to $284.5 million in fiscal 1997 from $203.6 million in fiscal 1996. This increase was due primarily to increased business at new and existing clients equal to $17.1 million, $13.5 million and $10.1 million at Compuware's Minneapolis, Minnesota, Farmington Hills, Michigan and Columbus, Ohio branches, respectively. In addition, the acquisition of Adams and Reynolds, Inc. in early fiscal 1997, contributed approximately $8.8 million in growth in services revenue. Revenues from professional services related to client/server systems increased $16.8 million in fiscal 1997 over fiscal 1996.

     Revenues from North American operations increased $153.5 million, or 37.8% to $559 million in fiscal 1997 from $405.6 million in fiscal 1996. International revenues increased $45.1 million, or 21.6%, to $253.8 million in fiscal 1997 from $208.8 million in fiscal 1996.

     During fiscal 1997, the overall strengthening of the dollar against European and Japanese currencies had a negative impact on Compuware's foreign revenues, as compared to fiscal 1996. If exchange rates had been the same as they were in fiscal 1996, international revenues during fiscal 1997 would have increased $58 million, or 28.1%, instead of $45.1 million, or 21.6%, as reported. However, the impact on revenue was partially offset by the exchange rate impact on foreign expenses, the majority of which are in sales and marketing. The $51.7 million or 25.3% increase in sales and marketing expenses over fiscal 1996 would have been $57.6 million, or 28.2%, if foreign exchange rates in fiscal 1997 had been the same as they were in fiscal 1996. As indicated from the above comments, Compuware's future operating results may be adversely impacted by the overall strengthening of the U.S. dollar against foreign currencies of countries where Compuware conducts business; conversely, future operating results may be favorably impacted by an overall weakening of the U.S. dollar against foreign currencies.

     Cost of software license fees increased $735,000, or 3.6%, to $20.9 million in fiscal 1997 from $20.1 million in fiscal 1996. Cost of software license fees includes amortization of capitalized software, the cost of preparing and disseminating products to customers and the cost of author royalties. The Company capitalizes the cost of internally developed software when technological feasibility has been achieved. The increase in these costs is due primarily to an increase in amortization of purchased and internally developed software products, and to a lesser extent, to increased packaging and distribution costs. As a percentage of software license fees, these costs decreased to 6.5% in fiscal 1997 from 8.9% in fiscal 1996.

     Cost of maintenance increased $411,000, or 1.5%, to $27.3 million in fiscal 1997 from $26.9 million in fiscal 1996. Cost of maintenance consists of the cost of maintenance programmers and product support personnel and the computing, facilities and benefits costs allocated to such personnel. The increase in cost of maintenance was due primarily to the increase in maintenance and support staff in order to support the worldwide growth of the installed base. As a percentage of maintenance fees, these costs decreased to 13.0% for fiscal 1997 from 14.6% in fiscal 1996.

     Cost of professional services increased $76.2 million, or 43.7%, to $250.4 million in fiscal 1997 from $174.2 million in fiscal 1996. Cost of professional services includes all costs of the Company's professional services business, including the personnel costs of the professional, management and administrative staff of the Company's services business and the facilities and benefits costs allocated to such personnel. The increase in these expenses was due primarily to an increase of 1,141 professional staff to 3,522 people at the end of fiscal 1997, as compared to 2,381 people at the end of fiscal 1996. As a percentage of professional services fees, these costs increased to 88.0% in fiscal 1997 from 85.6% in fiscal 1996.

     Software product development costs increased $1.7 million, or 4.0% to $44.5 million in fiscal 1997 from $42.8 million in fiscal 1996. Before the capitalization of internally developed software products, total research and development expenditures decreased to $54.3 million, or 2.5%, in fiscal 1997 from $55.7 million in fiscal 1996. Software product development costs consist of the cost of programming personnel, the facilities, computing and benefits costs allocated to such personnel and the costs of preparing user and installation guides for the Company's software products, less the amount of software development costs capitalized during the fiscal year. The decrease in these costs was due primarily to the consolidation of product development facilities and cross-training of certain development staff personnel. This was offset by a 5.5% increase in software development staff needed to meet the demand for new and enhanced products. Those major development projects that achieved technological feasibility for fiscal 1997 included the major new release of UNIFACE, two new interactive analysis and debugging products, two new fault management products, two new file and data management products, three automated testing products and one systems management product.

     Sales and marketing costs increased $51.7 million, or 25.3%, to $256.1 million in fiscal 1997 from $204.4 million in fiscal 1996. Sales and marketing costs consist of the sales and marketing expenses associated with the Company's products business, which include costs of direct sales, sales support and marketing staff, the facilities and benefits costs allocated to such personnel and the costs of marketing and sales incentive programs. The increase in sales and marketing costs was largely attributable to the expansion of the worldwide sales force and higher sales commissions associated with increased product sales. Including the increase in sales staff for the Company's client/server products, the direct sales and sales support staff increased by 307 to 1,130 people at the end of fiscal 1997, as compared to 823 at the end of fiscal 1996. As a percentage of software license fees, sales and marketing costs decreased from 90.2% in fiscal 1996 to 80.3% in fiscal 1997.

     Administrative and general costs increased $9.7 million, or 25.2%, to $48.2 million in fiscal 1997 from $38.5 million in fiscal 1996. Administrative and general costs consist of facilities, computing, compensation and benefit costs of the Company's executive officers, legal, human resources, finance, administrative and recruiting staffs and other personnel. The increase in these costs was due primarily to the increase in the costs of executive compensation, plus additional costs of employee development programs, legal services and corporate communications necessary to support the Company's growth. As a percentage of total revenues, administrative and general costs decreased from 6.3% in fiscal 1996 to 5.9% in fiscal 1997.

     During fiscal 1997, the Company incurred special charges of $21.8 million related to purchased research and development acquired in connection with the purchases of Direct Technology Limited and DRD Promark, Inc. Since the research and development in process had not reached technological feasibility, this amount was expensed in accordance with Statement of Financial Accounting Standards No. 2.

     Net interest and investment income for fiscal 1997 was $5.7 million as compared to $7.0 million in fiscal 1996. This decrease in income was due primarily to lower average cash and investment balances as a result of large cash expenditures for acquisitions.

     Income before income taxes increased approximately $70.6 million, or 89.6%, to $149.4 million, as compared to income before income taxes of $78.8 million in fiscal 1996. Excluding special charges, Compuware's income before income taxes would have increased $56.8 million, or 49.6%, to $171.2 million from $114.4 million in fiscal 1996. As a percentage of total revenues, income before income taxes exclusive of special charges was 21.1% in fiscal 1997, as compared to 18.6% in fiscal 1996.

     The Company's provision for income taxes was $52.0 million in fiscal 1997, which represents an effective tax rate of 34.8%, as compared to an income tax provision of $34.5 million in fiscal 1996, which was an effective tax rate of 43.8%. The difference between the effective tax rates in fiscal 1997 and 1996 is due primarily to the nondeductibility of the purchased research and development incurred in connection with the DRD Promark Inc. and CoroNet acquisitions, respectively. Without these expenses, the effective tax rates for fiscal 1997 and 1996 would have been 33.6% and 33.3%, respectively.

LIQUIDITY AND CAPITAL RESOURCES

     As of December 31, 1998, the Company held $683.4 million in cash and investments. The Company has no debt other than the $3.7 million of notes issued in connection with certain acquisitions.

     Compuware believes its available cash resources, together with cash flow from operations, will be sufficient to meet its cash needs for the foreseeable future.

     On February 23, 1999, the Company acquired M.I.S. International, Inc. and Simco International, Inc. in exchange for 1,021,864 shares of common stock, valued at approximately $31 million. The acquisition will be accounted for as a purchase and the acquired companies' results of operations (which are not material in relation to the Company) will be included in the Company's statement of income after February 23, 1999. The Company will continue to evaluate business acquisition opportunities that fit the Company's strategic plans.

     On March 15, 1999, the Board of Directors authorized the Company to buy back up to $500,000,000 of the Company's Common Stock. As of April 8, 1999, the Company has spent a total of $206.6 million in connection with the buy back.

YEAR 2000

     The Year 2000 problem is the result of the widespread practice of using only 2 digits instead of 4 to represent the year in computing equipment and computer software. Failure to address this problem could cause erroneous results in the proper interpretation of years after 1999. The Company has instituted various projects to address this issue which include three major areas: the software products which the Company develops and markets, its internal information technology (IT) assets, and aspects not directly related to the Company's IT assets or software products ("non-IT assets"). This last area includes such items as embedded systems in infrastructure components (such as building security and HVAC systems), as well as the business relationships the Company has with its customers and suppliers, especially those third parties with whom the Company has a systems interaction.

     The Company undertook a project to inventory and assess the impact of the Year 2000 on its software products in the middle of 1994. As a part of this project the Company identified the software products that would be supported beyond December 31, 1999. Plans were put in place to complete the necessary changes to make the identified software products Year 2000 compliant. The Company believes that all of the Company's current product offerings are Year 2000 compliant and that plans are on schedule to ensure compliance for those products the Company will continue to support.

     The Company has established a WEB page to update customers on the Year 2000 status of the software products. This site assists the customers in understanding the Year 2000 strategy. Part of the site gives customers access to frequently asked Year 2000 questions. The Company is committed to supporting our customers into the year 2000 and beyond. The strategy provides leadership and tools needed to meet the challenge of the millennium change.

     The Company has undertaken a project to inventory, assess and remediate its significant internal software applications and other IT assets. Many of these applications are essential for day-to-day operations. The Company believes it has completed remediation, testing, and implementation for all critical software. The remediation and testing activities have been performed exclusively by internal resources.

     The Company is also in the process of assessing and remediating its other IT and non-IT assets. These include areas such as PCs, networks, voice mail, email, building security, etc. This portion of the project is planned for completion by October 1, 1999, and appears to be on schedule.

     The Company has also undertaken a project to identify and assess its significant third-party suppliers, and is developing a plan to address vendor or supplier Year 2000 issues (through remediation, repair, replacement, or upgrade) so as to avoid any business disruption. In most cases, the Company is forced to rely on third party representations, without any ability to do independent testing or evaluation. Contingency plans are being developed for certain key third parties which are deemed to be critical for the Company's operation. Based upon the information received to date, the Company does not expect any material financial impacts from third party vendors. Embedded systems and other non-IT systems are being evaluated for Year 2000 compliance, and being repaired or replaced as necessary.

     The costs for Year 2000-related activities are being budgeted as necessary. Costs of the Company's Year 2000 compliance activities have not been and are not expected to have a material impact on the Company's results of operations or financial position. This expectation assumes that the Company will not be obligated to incur significant Year 2000 related costs on behalf of its customers or suppliers, and that the Company's critical vendors will be able to meet their commitments to the Company.

     The Company will be adequately prepared to meet the challenges of the coming of Year 2000 without significant impact to the Company's ability to carry on its normal business operations. Management estimates that we are approximately 85% complete with all remediation efforts, which includes 100% completion of all critical business systems and supported software products. The balance of the efforts yet to be expended are in the areas of non-IT assets, monitoring supplier compliance, and contingency planning.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     The Financial Accounting Standards Board issued SFAS No. 130 "Reporting Comprehensive Income" and SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information" in June 1997. The Company is required to adopt these Statements with its fiscal year ending March 31, 1999. The adoption of these new standards are not expected to have a material impact on the Company's financial statements. In March 1998, the AICPA released SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", which establishes guidance on accounting for the costs of computer software developed or obtained for internal use. The Company is required to adopt this pronouncement with its fiscal year ending March 31, 1999. The adoption of SOP 98-1 is not expected to have a material impact on the Company's financial statements.

     In October 1997, the American Institute of Certified Public Accountants (AICPA) released Statement of Position (SOP) 97-2, "Software Revenue Recognition", which supersedes SOP 91-1, "Software Revenue Recognition". SOP 97-2 establishes standards for recognizing revenues related to software products and related services. The Company adopted this pronouncement prospectively with its fiscal year ending March 31, 1999. The adoption of SOP 97-2 is not expected to have a material impact on the Company's financial statements.

     In December 1998, the AICPA issued Statement of Position 98-9, "Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions" ("SOP 98-9"). The provisions of SOP 98-9 are effective for transactions entered into in fiscal years beginning after March 15, 1999. The Company has not yet determined the effect, if any, of SOP 98-9 on its future revenues and results of operations. These and future changes to, and interpretations of, accounting standards and rules could affect the timing of revenue recognition.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). The Company is required to adopt this statement for the year ending March 31, 2001. SFAS 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. The Company has not determined the effect, if any, that adoption will have on its financial position or results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

Investment Portfolio

     The table below provides information about the Company's investment portfolio. For investment securities, the table presents principal cash flows and related weighted average interest rates by expected maturity dates (in thousands, except interest rates) at March 31, 1998:

                                                                                       FAIR VALUE AT
                                        FY 1999     FY 2000     FY 2001     TOTAL      MARCH 31, 1998
                                        --------    --------    -------    --------    --------------
Cash Equivalents....................    $182,366                           $182,366       $182,366
Average Interest Rate...............        5.02%                              5.02%
Investments.........................      54,349    $103,659    $4,062      162,070        162,191
Average Interest Rate...............        3.91%       3.97%     4.03%        3.95%
Average Interest Rate (tax
  equivalent).......................        6.01%       6.11%     6.20%        6.08%

Foreign Exchange Hedging

     Compuware uses a hedging program employing forward contracts on the local currencies of its major foreign subsidiaries to reduce its exposure to currency fluctuations on intercompany foreign currency denominated balance sheet positions. Rather than hedging individual transactions denominated in one currency the Company hedges the aggregate of such transactions in each currency, or the balance due from the foreign subsidiary to the U.S. at a given point, usually at month end. The normal holding period for any hedge entered into is 30 to 90 days. The Company does not take firm delivery of the foreign currency amounts and it does not hedge anticipated transactions or outstanding commitments. The difference between the contract rate and the current market rate on the maturity date is paid or received from the bank on the settlement date. The gain or loss incurred as of month end on any open contract is recognized in the Statement of Income. See note 1 of Notes to Consolidated Financial Statements. The Board of Directors has approved the Company's hedging program. The Chief Financial Officer reviews and approves all hedging transactions.

     The Company had $45.5 million of short-term foreign exchange forward contracts at March 31, 1998, denominated in German, Belgium, Austrian, French, Japanese, Australian, Dutch, Italian and Swiss currencies. The Company does not anticipate any material adverse effect on its consolidated financial position, results of operations, or cash flows resulting from the use of these instruments. There can be no assurance that these strategies will be effective in eliminating or reducing transaction losses.

     The following table provides information about the Company's foreign exchange forward contracts at March 31, 1998. The table presents the value of the contracts in U.S. dollars at the contract maturity date and the fair value of the contracts at March 31,1998 (in thousands, except contract rates):

                                                                               FORWARD         FAIR VALUE
                            CONTRACT DATE    MATURITY DATE     CONTRACT      POSITION IN           AT
                               IN 1998          IN 1998          RATE        U.S. DOLLARS    MARCH 31, 1998
                            -------------    -------------    -----------    ------------    --------------
German Marks............       Mar-31           May-29            1.84466      $11,926          $11,959
Belgium Francs..........       Feb-27           Apr-30           37.29500        3,754            3,684
Austrian Shilling.......       Mar-31           May-29           13.01440        3,688            3,710
French Francs...........       Mar-31           May-29            6.18440        7,600            7,627
Japanese Yen............       Mar-31           May-29          132.06200        3,407            3,411
Australian Dollar.......       Mar-31           May-29            1.50750        3,317            3,309
Dutch Guilders..........       Mar-31           May-29            2.07965        4,809            4,824
Italian Lire............       Mar-31           May-29        1,824.32000        1,370            1,375
Swiss Francs............       Mar-31           May-29            1.51950        5,607            5,632

                                    BUSINESS

     We provide software products and professional services designed to increase the productivity of the information systems departments of our target market, the 20,000 largest enterprises worldwide. We have historically focused on the testing and implementation environment in the mainframe market, where we have extensive experience and have established long-term customer relationships. We also operate in the client/server market, with products and professional services in the application development, testing and implementation and systems management environments.

     We were incorporated in Michigan in 1973. Our executive offices are located at 31440 Northwestern Highway, Farmington Hills, Michigan 48334-2564, and our telephone number is (248) 737-7300.


RECENT DEVELOPMENTS



     On April 29, 1999, in a press release, Compuware reported the following results of operations, all of which are unaudited: Fourth quarter revenue was $500.1 million, an increase of 39.8% from $357.8 million during the same quarter of the prior fiscal year. Income from operations grew 69.2% to $178.7 million from $105.6 million in the fourth quarter of the previous fiscal year.



     Software license fees increased 38.0% to $232.4 million from $168.4 million in the fourth quarter of the previous fiscal year and maintenance fees increased 37.0% to $92.2 million from $67.3 million during the comparable period. Professional services fees increased 43.7% to $175.6 million from $122.1 million during the fourth quarter of the prior fiscal year.



     Earnings per share (diluted computation) increased 63.2% to 31 cents from 19 cents based upon 403.2 million and 397.6 million shares outstanding, respectively.



     During the fiscal year ended March 31, 1999, revenues increased 43.8% to $1.638 billion from $1.139 billion, an increase of $499.0 million. Income from operations during the fiscal year increased 83.1% to $500.6 million from $273.4 million. Net income increased 80.4% to $349.9 million from $193.9 million in the previous fiscal year. Earnings per share (diluted computation) increased 74.0% to 87 cents from 50 cents.



     During the year, software license fees increased 46.2% to $683.4 million from $467.3 million and maintenance revenue grew 36.9% to $334.4 million from $244.3 million. Professional services fees increased 45.1% to $620.7 million from $427.8 million.


OUR BUSINESS STRATEGY

     Our focus is to provide products and professional services to improve the productivity of both mainframe and client/server programmers and analysts in our target market, the 20,000 largest enterprises worldwide deploying data processing technology. These companies invest substantial resources to build and maintain large, complex, mission-critical applications. As a result, this target market can benefit most from our product and professional services offerings. We have developed software products and professional services for the mainframe and client/server markets. We believe that each market includes three environments:

     1. The application development environment in which application software is initially constructed;

     2. The testing and implementation environment in which application software is executed, debugged, tested and maintained in a series of repetitive, ongoing cycles for the life of the application; and

     3. The systems management environment in which operating systems, databases, applications and telecommunications networks are managed.

     We have chosen not to compete in the application development and systems management environments of the mainframe market because these are mature markets served by several other large companies.

PRODUCTS DIVISION

Mainframe Market

     We believe that the market for mainframe products is well-defined, mature and is influenced by large, well-established companies. The prevalence of IBM and IBM-compatible mainframes over the past thirty years has resulted in a set of well-established standards in today's mainframe market.

     We intend to remain focused on developing, marketing and supporting high-quality testing and implementation programmer productivity software and to work closely with our customers to meet their evolving needs. In doing so, we believe we can leverage our customer relationships, market presence and testing and implementation expertise to better serve our mainframe clients, as well as the faster-growing client/server market. In addition, we intend to bridge the mainframe and client/server markets with integrated product offerings.

Mainframe Testing and Implementation Tools

     We currently offer testing and implementation software products that focus on improving the productivity of programmers and analysts in application testing, test data preparation, error analysis and maintenance of systems running on IBM and IBM-compatible mainframes.

     Our testing and implementation products are functionally rich, focused on user needs and require minimal user training. We strive to ensure a common "look and feel" across our products and emphasize ease of use in all aspects of product design and functionality. Most products can be used immediately without modification of customer development practices and standards, can be quickly integrated into day-to-day testing, debugging, and maintenance activities and provide demonstrable benefits soon after installation.

     Our mainframe testing and implementation products are grouped into the following four product families:

     - File and Data Management.

          Our file and data management products include the File-AID and XPERT series products. These products provide a consistent, familiar and secure method for IS professionals to access data across all strategic environments in order to automate the creation of test data, quickly resolve production data problems and manage changes to data and databases.

     - Fault Management.

          Our Abend-AID products assist programmers in more quickly and accurately analyzing and diagnosing software errors generally occurring during testing and implementation. These errors, which result in the abnormal end of the application execution, must be corrected before the program at fault is restarted.

     - Interactive Analysis and Debugging.

          Our XPEDITER interactive debugging products enable programmers to identify and resolve errors in complex software efficiently and accurately. PATHVU interactive analysis products enable programmers to assess the quality of program code, document program logic and trace the flow of the program's logical execution.

     - Automated Testing.

          Our QA Hiperstation simulates the on-line systems environment, allowing programmers to test on-line applications under production conditions without requiring actual users at terminals. These products capture actual production transactions, allow test data to be created by modification of these transactions, and then execute application programs using the test data in a simulated on-line environment. QA Solutions is a complete line of testing services that supplements our testing products.

Client/Server Market

     In contrast to the mainframe market, the client/server market is characterized by multiple hardware, software and network configurations, as well as evolving standards and practices. As a result, it is a burdensome task for large organizations to develop, deploy and maintain software applications that address the wide-ranging needs of individual users, departments and the enterprise as a whole. We believe our client/server products address these challenges and that we are well-positioned to successfully market client/server application development, testing and implementation and systems management software to our target market.

     In the last four years, we have developed products and made acquisitions in the application development, testing and implementation and systems management environments of the client/server market. We believe we have made substantial progress in penetrating the market in all three environments because of the quality and visibility of our UNIFACE, EcoSystems, QA Center and DevPartner Studio products.

Client/Server Application Development Tools

     Our client/server application development toolset, UNIFACE, is designed to assist software developers in the creation, deployment and maintenance of complex client/server applications. UNIFACE enables software developers to create applications that are not tied to any specific hardware platform, operating system, database management system, or graphical user interface. Application objects are captured in a central repository, which permits their re-use in the development of technology-independent applications and allows for easier management and maintenance of applications. In addition, UNIFACE insulates applications development and deployment from the individual technical components which comprise a computing environment. This reduces development and maintenance costs, permits applications to be developed once using existing technology, and then permits the application to be deployed into different computing technology without significant redevelopment.

     UNIFACE runs on Microsoft Windows, Windows 98, Windows/NT, DOS, VMS, MPE/IX, OS/2, Macintosh System 7 and a variety of UNIX platforms. In addition, applications built with UNIFACE have access to relational and non-relational data sources, including Oracle, Sybase, Informix, Ingres, DB2/6000 and RdB.

Client/Server Testing and Implementation Tools

     Our client/server testing and implementation toolset is rapidly evolving to improve the productivity of programmers and analysts who work in the various client/server computing platforms. Similar to their mainframe counterparts, these products can be used immediately without modification of customer development practices and standards, can be quickly integrated into day-to-day testing, debugging and maintenance activities and provide demonstrable benefits soon after installation.

     Our client/server testing and implementation products are grouped into the following four product lines:

     - File and Data Management.

          File-AID/CS is a test data management tool designed to save time and reduce the level of expertise required to manipulate data during the development, testing and support of client/server applications. Users can age, reformat, generate, convert, copy, compare, modify and view data without being an expert in numerous database environments. File-AID/CS eliminates the need to write programs, scripts or SQL or use multiple utilities. It works with Oracle, Sybase, Microsoft SQL Server, Informix, DB2 UDB and many other file and database types.

     - NuMega.

          Our DevPartner Studio is the SmartDebugging(TM) companion for Microsoft(R) Visual Studio(TM) 97. It accelerates team development of multi-language components for Windows and Internet applications. DevPartner Studio SmartDebugging tools automatically detect, diagnose and facilitate resolution of software errors and performance problems.

     - Interactive Analysis and Debugging.

          Our XPEDITER/SQL provides interactive analysis and resolution of SQL program errors.

     - Automated Testing.

          Our line of QA/Center products addresses the growing demand for automated testing solutions for client/server and web applications. QARun is our enterprise-wide script development and test execution tool for client/server applications. QADirector provides test management. QALoad is used for server load and performance testing. These products are augmented by QASolutions, a complete line of testing services.

Client/Server Systems Management Tools

     EcoSYSTEMS is our suite of products for improving service level management of enterprise networks, servers, distributed databases and client/server applications in a variety of environments. Supported environments include Windows NT, UNIX, Oracle, Sybase and Informix. EcoTOOLS simplifies troubleshooting by allowing users to monitor vital service level metrics, as well as the ability to automatically initiate corrective actions to help prevent application downtime. EcoSCOPE gathers and monitors data for managing application performance. Fault XPERT allows real-time responses to application failures.

PROFESSIONAL SERVICES DIVISION

     We believe that the demand for professional services is driven by the need to control costs, the greater level of resources necessary to support complex and rapidly changing hardware, software and communication technologies, the need for a larger technical staff for ongoing maintenance, and more recently, the increased growth of the client/server market.

     The rapid growth of the client/server market has created strong demand for professional services and consulting to assist customers in building new client/server environments. Generally, these customers do not have a sufficient staff of programmers with the expertise to implement client/server systems and applications. We believe we have a competitive advantage in the client/server market by providing products as well as professional services. For an organization implementing a client/server system, we offer software tools and professional services to deliver complete client/server solutions. We have trained a significant segment of our professional services staff in UNIFACE, EcoSystems, QA Center and other major client/server technologies so that we can assign such personnel to fulfill client/server-oriented consulting and implementation requirements.

     The need to modify applications systems for the Year 2000 has created demand for professional services and consulting to assist customers in sizing, analyzing, converting and testing their applications programs for Year 2000 compliance. We believe we have a competitive advantage by combining our products and services offerings in order to provide clients with comprehensive, efficient Year 2000 solutions. Our PRODUCTION 2000 offerings demonstrate our unique capability to respond to our customers' evolving, and sometimes transient, needs. We believe that our long term success, however, will depend upon our ability to respond effectively to changes in customer needs beyond the Year 2000.

     We offer a broad range of professional services, including business systems analysis, design and programming, software conversion, systems planning and systems consulting. Our business approach to professional services delivery emphasizes the hiring of experienced staff, extensive ongoing training, high staff utilization and immediate, productive deployment of new personnel at client accounts.

     Our objective in the professional services division is to create long-term relationships with clients in which our professional staff joins with the client's information systems organization to plan, design, program, implement and maintain technology-based solutions that achieve client business goals. Typically, the professional services staff is integrated with the client's development team on a specific application or project. Professional services staff work primarily at client sites or at our Development Centers in Farmington Hills, Michigan; Milwaukee, Wisconsin; Columbus, Ohio; Colorado Springs, Colorado; Phoenix, Arizona; Cleveland, Ohio; Washington, D.C.; and Minneapolis, Minnesota. We also have professional services operations in our international locations.

CUSTOMERS

     Our products and professional services are used by the information systems departments of a wide variety of large commercial and government organizations. As of December 31, 1998, approximately 225,000 copies of our software products had been licensed by over 14,000 customers.

SALES AND MARKETING

     We market our testing and implementation tools, client/server systems management tools and client/server application development tools primarily through a direct sales force in the United States, Canada, Europe, Japan, Asia/Pacific, Brazil, and South Africa as well as through independent distributors in over 25 other countries. Our combined products sales and marketing staff as of December 31, 1998 numbered 871 in the United States (including headquarters support for international sales), 37 in Canada, 798 in Europe, 101 in Japan, 184 in Asia/Pacific, 55 in Brazil and 53 in South Africa, for a total of 2,099 worldwide.

     We market our professional services primarily through account managers located in offices throughout North America, Europe and Asia/Pacific. Senior professional services executives support branch marketing efforts by identifying new business opportunities and making joint sales calls. This marketing structure enables us to keep abreast of, and respond quickly to, the changing needs of our clients and to call on the actual users of our professional services on a regular basis. UNIFACE and QA Solutions professional services are generally provided in conjunction with product sales, but have substantial follow-up business as well.

PRODUCT DEVELOPMENT AND MANUFACTURING

     We have been successful in developing acquired products and technologies into marketable software for our distribution channels. We believe that our future growth lies in part in continuing to identify promising technologies from all potential sources, including independent software developers, customers, small startup companies and internal research and development.

     Our product development staff consisted of 594 employees as of December 31, 1998. Product development is performed primarily at our headquarters in Farmington Hills, Michigan, and at our offices in Campbell, California; Nashua, New Hampshire and Amsterdam, The Netherlands.

     Total research and development costs incurred internally by Compuware were $57.0 million through December 31, 1998, and were $65.0 million, $54.3 million and $55.7 million during fiscal 1998, 1997 and 1996, respectively. Of these amounts, $8.9 million, $10.6 million, $9.8 million and $12.9 million were capitalized during the same periods, respectively. Capitalization of internally developed software products begins when technological feasibility of the product is established. Software product development expense in the statement of operations includes all expenditures for research and development net of amounts capitalized.

     Our software products are distributed as object code on standard magnetic cartridges and diskettes, together with printed documentation. We purchase cartridges, diskettes and documentation printing from outside vendors. The product duplication, packing and distribution to our customers is performed at our corporate headquarters in Farmington Hills, Michigan.

PRODUCT MAINTENANCE AND CUSTOMER SUPPORT

     We believe that effective support of our customers and products during both the trial period and for the license term is a substantial factor in product acceptance and subsequent new product sales. We believe our installed base is a significant asset and intend to continue to provide high levels of customer support and periodic product upgrades to assure a continuing high level of customer satisfaction. Through the first three quarters of fiscal year 1999 (i.e., through December 31, 1998), over 95% of our existing customers renewed at least one of their maintenance arrangements. We had 292 employees as of December 31, 1998 devoted to maintenance and customer support services.

     All customers who subscribe to our maintenance and support services are entitled to receive technical support and advice, including problem resolution services and assistance in product installation, error corrections and any product enhancements released by us during the maintenance period. Maintenance and support services are provided primarily by telephone access to technical personnel located in Farmington Hills, Michigan; Campbell, California; Nashua, New Hampshire; and in the offices of our foreign subsidiaries and distributors.

     Licensees have the option of renewing their maintenance agreements each year for an annual fee of approximately 15% of the then-current list price of the licensed product. They also have the option of committing to maintenance for up to five years on a contractual basis. Through the first three quarters of fiscal year 1999 (i.e., through December 31, 1998), maintenance fees represented approximately 21.3% of our total revenue. For fiscal years 1998, 1997 and 1996, maintenance fees represented approximately 21.4%, 25.8% and 30.0%, respectively, of our total revenues.

COMPETITION

     The markets for our software products are highly competitive and characterized by continual change and improvement in technology. Our competitors include BMC Software, Inc., Computer Associates International, Inc., Informix Corporation, Mercury Interactive Corporation, Oracle Corporation, PLATINUM technology International, inc., Rational Software Corporation, Sybase, Inc. and VIASOFT, Inc. None of the competitors competes in all of our product lines. Although we believe our mainframe products are generally complementary to those marketed by IBM, IBM does offer some products that are directly competitive and there can be no assurance that IBM will not choose to offer significant competing products in the future. The principal competitive factors affecting the market for our software products include: responsiveness to customer needs, functionality, performance, reliability, ease of use, quality of customer support, vendor reputation and price. We believe, based on our current market position, that we have competed effectively in the software products marketplace. Nevertheless, a variety of external and internal events and circumstances could adversely affect our competitive capacity. Our ability to remain competitive will depend, to a great extent, upon our performance in product development and customer support. To be successful in the future, we must respond promptly and effectively to the challenges of technological change and our competitors' innovations by continually enhancing our own product offerings.

     The market for data processing professional services is highly competitive, fragmented and characterized by low barriers to entry. Our principal competitors in professional services include Andersen Consulting, Computer Sciences Corporation, Electronic Data Systems Corporation, IBM Global Services, Analysts International Corporation, Keane, Inc. and numerous other regional and local firms in the markets in which we have professional services offices. Several of these competitors have substantially greater financial, marketing, recruiting and training resources than we do. The principal competitive factors affecting the market for our professional services include responsiveness to customer needs, breadth and depth of technical skills offered, availability and productivity of personnel, ability to demonstrate achievement of results and price.

PROPRIETARY RIGHTS

     We regard our products as proprietary trade secrets and confidential information. We rely largely upon a combination of trade secret, copyright and trademark laws together with our license agreements with customers and our internal security systems, confidentiality procedures and employee agreements to maintain the trade secrecy of our products. We typically provide our products to users under nonexclusive, nontransferable licenses. Under the general terms and conditions of our standard product license agreement, the licensed software may be used solely for the licensee's own internal operations on designated computers at specific sites. Under certain circumstances, we make source code for our products available to our customers under an escrow arrangement which restricts access to and use of the source code. Although we take steps to protect our trade secrets, there can be no assurance that misappropriation will not occur. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the United States.

     We seek to protect our software, documentation and other written materials under copyright law, which affords only limited protection. We also assert trademark rights in our product names. We have been granted three patents and have nine patent applications pending for certain product technology and have plans to seek additional patents in the future. However, because the industry is characterized by rapid technological change, we believe that factors such as the technological and creative skills of our personnel, new product developments, frequent product enhancements, name recognition and reliable product maintenance are more important to establishing and maintaining a technology leadership position than the various legal protections of our technology.

     There can be no assurance that third parties will not assert infringement claims against us in the future with respect to current and future products or that any such assertion may not require us to enter into royalty arrangements or result in costly litigation.

EMPLOYEES

     As of December 31, 1998, we employed 10,080 people worldwide, with 1,957 in products sales, sales support and marketing; 594 in research and development; 292 in product maintenance and customer support; 6,312 in professional services marketing and delivery; and 925 in other general and administrative functions. None of our domestic employees is represented by a labor union. We have experienced no work stoppages and believe that our relations with our employees are good. Our success will depend in part on our continued ability to attract and retain highly qualified personnel in a competitive market for experienced and talented software developers, professional services staff and sales and marketing personnel.

PROPERTIES

     The Company's executive offices, research and development, principal marketing, primary professional services office, customer service and support facilities are located in approximately 225,000 square feet that the Company owns in an executive office park in Farmington Hills, Michigan. The Company also leases approximately 80,000 square feet in the same office park. In addition, the Company owns approximately 40,000 square feet in nearby West Bloomfield, Michigan which houses its production, distribution and additional services facilities.

LEGAL PROCEEDINGS

     The Company is currently not a party to any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     Our executive officers and directors and their respective ages and positions as of March 31, 1999, are as follows:

     Peter Karmanos, Jr.

     Mr. Karmanos, age 56, a founder of the Company, has served as a director of the Company since its inception, as Chairman of the Board since November 1978, and as Chief Executive Officer since July 1987. From January 1992 until October 1994, Mr. Karmanos served as President of the Company.

     Joseph A. Nathan

     Mr. Nathan, age 46, has served as a director of the Company since September 1990 and as President and Chief Operating Officer since October 1994. From December 1990 to October 1994 Mr. Nathan served as Senior Vice President and Chief Operating Officer-Products Division.

     Eliot R. Stark

     Mr. Stark, age 46, has served as Executive Vice President, Finance, since February 1998. From June 1995 through January 1998, Mr. Stark served as Senior Vice President, Mergers & Acquisitions, Strategic Business Planning, and Corporate Planning. In 1995, Mr. Stark served at Comerica Bank as Senior Vice President, Corporate Development and Planning. From 1993 to 1995, Mr. Stark served at Comerica Bank, as Director, Information Technology.

     Denise A. Knobblock

     Ms. Knobblock, age 43, has served as Executive Vice President, Human Resources and Administration since February 1998. From January 1995 through January 1998, Ms. Knobblock served as Senior Vice President, Administration, and from August 1991 through December 1994, as the Company's Director, Facilities, Administration.

     Laura Lawson Fournier

     Ms. Fournier, age 46, has served as Senior Vice President, Chief Financial Officer since April 1998. From June 1995 through March 1998, Ms. Fournier served as Corporate Controller and from February 1990 through May 1995, as the Company's Director of Internal Audit.

     Phyllis Recca

     Ms. Recca, age 45, has served as Senior Vice President, Professional Services Division, since January, 1999. From January 1995 through December 1998, Ms. Recca served as Vice President, Professional Services, Mideast Region. From 1987 through December 1994, Ms. Recca served as Branch Manager,
Baltimore/Washington.

     Stephen H. Fagan

     Mr. Fagan, age 44, has served as Senior Vice President, Strategic Relationships, Europe, since April 1999. From November 1997 through March 1999, Mr. Fagan served as Senior Vice President, Professional Services. From 1994 through October 1997, Mr. Fagan served as Vice President, Enterprise Products.

     Henry A. Jallos

     Mr. Jallos, age 50, has served as Executive Vice President, Products Division, since September 1997. From August 1994 through August 1997, Mr. Jallos served as Senior Vice President, Worldwide Sales.

     John N. Shevillo

     Mr. Shevillo, age 62, has served as Senior Vice President, Enterprise Systems, since April 1997. From April 1994 through March 1997, Mr. Shevillo served as Senior Vice President, Professional Services.

     Thomas Thewes

     Mr. Thewes, age 67, a founder of the Company, has served as a director of the Company since its inception, and has served as Vice Chairman of the Board since March 1988. Mr. Thewes served as Treasurer from May 1988 until May 1995. Mr. Thewes served as Senior Vice President from March 1988 until March 1995 and as Secretary from April 1973 until May 1995.

     W. James Prowse

     Mr. Prowse, age 56, has served as a director of the Company since December 1986 and served as Executive Vice-President from February 1998 through March 31, 1999. From January 1992 through January 1998, Mr. Prowse served as Senior Vice President.

     William O. Grabe

     Mr. Grabe, age 60, has served as a director of the Company since April 1992. Mr. Grabe is a Managing Member of General Atlantic Partners, LLC and has been affiliated with General Atlantic Partners, LLC or its predecessor since April 1992. From 1984 until March 1992, Mr. Grabe was an IBM Vice President. Mr. Grabe is also a director of Baan Company NV, Gartner Group, Inc., LHS Group, Inc., Marcan Solutions, Inc. and TDS GmbH along with a number of privately held companies in which General Atlantic Partners, LLC is an investor.

     Bernard M. Goldsmith

     Mr. Goldsmith, age 55, has served as a director of the Company since July 1992. Mr. Goldsmith has been the Managing Director of Updata Capital, Inc., an investment banking firm, since 1986.

     G. Scott Romney

Mr. Romney, age 57, has served as a director of the Company since January 1996. Mr. Romney has been a partner at Honigman Miller Schwartz and Cohn, a law firm, since 1977. The law firm serves as counsel to the Company.

     William R. Halling

     Mr. Halling, age 60, has served as a director of the Company since October 1996. Mr. Halling is the President of The Economic Club of Detroit. Mr. Halling was with KPMG Peat Marwick from 1961 through 1993, where he served as a Managing Partner and member of the Board of Directors.

     Lowell P. Weicker, Jr.

     Mr. Weicker, age 67, has served as a director of the Company since October 1996. Mr. Weicker is presently a visiting professor at the University of Virginia in Charlottesville, Virginia, and currently serves on the Board of Directors of Duty Free International, HPSC, Inc., UST Corporation, and

Phoenix Duff & Phelps Mutual Funds. From 1990 through 1994, Mr. Weicker served as the Governor of Connecticut, and from 1970 through 1988, as a U.S. Senator from Connecticut. From 1962 through 1968, Mr. Weicker served as a Connecticut State Representative.

     Elizabeth A. Chappell

     Ms. Chappell, age 41, has served as a director of the Company since October 1997. Ms. Chappell is the Chief Executive Officer of The Chappell Group, Inc., a consulting firm. From September 1979 to September 1994, Ms. Chappell served as a Vice President with ATT.

     Elaine K. Didier

     Ms. Didier, age 51, has served as a director of the Company since October 1997. Ms. Didier served as the Interim Director of Academic Outreach at the University of Michigan until her retirement in March 1999. Prior to her assignment as Interim Director, Ms. Didier held other positions with the University, including Director of Information Resources.

COMPENSATION OF DIRECTORS


     Under the current Non-Employee Director Stock Option Plan, new non-employee directors receive a one-time grant of 20,000 shares of Common Stock which are exercisable over a four year period. As of April 1, 1999, under the Non-Employee Director Stock Option Plan, non-employee directors receive an annual grant of 40,000 option shares of Common Stock. In addition, non-employee directors receive additional grants of 2,000 option shares for each Board of Directors meeting attended in person, 1,000 option shares for each Board of Directors Committee meeting attended in person, 500 option shares for each Board of Directors meeting attended by telephone, and 250 option shares for each Board of Directors Committee meeting attended by telephone. On March 9, 1999, current non-employee directors received a one-time grant of 30,000 option shares. All directors are also entitled to reimbursement for out-of-pocket expenses incurred in connection with attendance at Board of Director and Committee meetings.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     As of March 31, 1999 and 1998, Messrs. Goldsmith, Halling and Weicker served as members of the Company's Compensation Committee. As of March 31, 1997, Messrs. Karmanos, Goldsmith, Halling and Weicker served as members of the Company's Compensation Committee. Messrs. Goldsmith, Halling and Weicker have never been officers or employees of the Company or any of its subsidiaries.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Exchange Act ("Section 16(a)") requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% shareholders are required by Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations, for fiscal year 1999, a Form 4 was not filed in a timely manner for (i) Mr. Goldsmith, a director, (ii) Ms. Didier, a director, and (iii) Michael J. Lobsinger, party to a Voting Agreement, dated November 5, 1992, under which Mr. Karmanos voted the shares of certain shareholders of the Company. The Voting Agreement was terminated effective March 1, 1999. Other than the forms referenced, during the fiscal year ended March 31, 1999, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     The following table shows as of March 31, 1999 the beneficial ownership of Compuware Common Stock by each current director, by each executive officer listed in the Summary Compensation Table on page 37, and by all directors and executive officers as a group.

                                                                 BENEFICIAL          PERCENT
                            NAME                                OWNERSHIP(1)         OF CLASS
                            ----                                ------------         --------
Stephen H. Fagan............................................        795,216(2)         *
Henry A. Jallos.............................................        544,358(3)         *
Peter Karmanos, Jr..........................................     22,255,678(4)          6.0
Joseph A. Nathan............................................      1,779,730(5)         *
W. James Prowse.............................................      2,068,979(6)         *
John N. Shevillo............................................        162,910(7)         *
Thomas Thewes...............................................     12,870,292(8)          3.5
Bernard M. Goldsmith........................................        291,928(9)         *
William O. Grabe............................................        172,500(10)        *
G. Scott Romney.............................................        174,500(11)        *
William R. Halling..........................................         66,500(12)        *
Lowell P. Weicker, Jr.......................................         14,500(13)        *
Elizabeth A. Chappell.......................................         28,500(14)        *
Elaine K. Didier............................................         23,500(15)        *
By all executive officers and directors as a group (18
  persons)..................................................     39,287,931            10.7
Massachusetts Financial Services............................     31,337,902(16)         8.5
FMR Corp. ..................................................     39,910,680(17)        10.8

-------------------------
  *  Less than one percent.

 (1) Except as otherwise noted, each beneficial owner identified in this table has sole investment power with respect to the shares shown in the table to be owned by the person or entity.

 (2) Includes (i) 4,478 shares owned directly by Mr. Fagan; (ii) 538 shares held for Mr. Fagan through the Company's ESOP; and (iii) 790,200 option shares which are fully vested.

 (3) Includes (i) 4,778 shares owned directly by Mr. Jallos; (ii) 33,230 shares held for Mr. Jallos through the Company's ESOP; and (iii) 506,350 option shares which are fully vested.

 (4) Includes (i) 5,550 shares owned directly by Mr. Karmanos; (ii) 6,029,080 shares held by Mr. Karmanos's trusts; (iii) 11,211,202 shares held by Mr. Karmanos's Stock Limited Partnership; (iv) 2,978,000 shares Mr. Karmanos is entitled to vote pursuant to shareholder agreements with certain shareholders; (v) 377,600 shares held for Mr. Karmanos through the Company's ESOP; (vi) 1,033,188 shares held by Mr. Karmanos's wife (under a voting agreement, dated July 1, 1997) and (vii) 621,058 option shares which are fully vested. The shareholder group referenced in (iv) above includes shares beneficially owned by (a) Thomas Thewes and the Thewes entities and
     (b) General Atlantic Partners II, L.P., General Atlantic Partners, LLC, and GAP-Amsterdam Partners, L.P. (under a shareholder agreement, dated October 22, 1992).

 (5) Includes (i) 180,132 shares owned directly by Mr. Nathan; (ii) 183,054 shares held for Mr. Nathan through the Company's ESOP; and (iii) 1,416,544 option shares which are fully vested.

 (6) Includes (i) 879,139 shares held by Mr. Prowse's trust; (ii) 272,240 shares held for Mr. Prowse through the Company's ESOP; (iii) 901,600 option shares which are fully vested; and (iv) 16,000 option shares which will vest within 60 days.

 (7) Includes (i) 4,994 shares owned directly by Mr. Shevillo; (ii) 77,916 shares held for Mr. Shevillo through the Company's ESOP; and (iii) 80,000 option shares which are fully vested.

 (8) Includes (i) 10,036,880 shares held by Mr. Thewes's trusts; (ii) 1,000,000 shares held by The Thewes Family Limited Partnership; (iii) 1,560,000 shares held by The Thewes GST Limited Partnership; (iv) 236,272 shares held for Mr. Thewes through an IRRA; (v) 14,640 option shares which are fully vested; and (vi) 22,500 option shares which will vest within 60 days.

 (9) Includes (i) 39,428 shares owned directly by Mr. Goldsmith; (ii) 230,000 option shares which are fully vested; and (iii) 22,500 option shares which will vest within 60 days.

(10) Includes (i) 40,000 shares owned directly by Mr. Grabe; (ii) 110,000 option shares which are fully vested; and (iii) 22,500 option shares which will vest within 60 days.

(11) Includes (i) 10,238 shares owned directly by Mr. Romney; (ii) 2,000 shares owned by Mr. Romney's wife; (iii) 139,762 option shares which are fully vested; and (iv) 22,500 option shares which will vest within 60 days.

(12) Includes (i) 4,000 shares owned directly by Mr. Halling; (ii) 50,000 option shares which are fully vested; and (iii) 12,500 option shares which will vest within 60 days.

(13) Includes (i) 800 shares owned directly by Mr. Weicker; (ii) 1,200 shares owned by Mr. Weicker's wife; and (iii) 12,500 option shares which will vest within 60 days.

(14) Includes (i) 6,000 shares owned directly by Ms. Chappell; (ii) 20,000 option shares which are fully vested; and (iii) 2,500 option shares which will vest within 60 days.

(15) Includes (i) 2,600 shares owned directly by Ms. Didier; (ii) 18,400 option shares which are fully vested; and (iii) 2,500 option shares which will vest within 60 days.

(16) The shares listed are from Schedule 13G dated February 11, 1999. The address for Massachusetts Financial Services is 500 Boylston Street, 25th Floor, Boston, Massachusetts 02116.

(17) The shares listed are from Schedule 13G for shares held on March 31, 1999. The address for FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109-3614.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Summary Compensation Table

     The following table sets forth information for each of the fiscal years ended March 31, 1998, 1997 and 1996 concerning the compensation of Compuware's Chief Executive Officer and of each of Compuware's other five most highly compensated executive officers whose total annual salary and bonus exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                           LONG-TERM
                                                                                          COMPENSATION
                                            ANNUAL COMPENSATION                         ----------------
                                           ----------------------                          SECURITIES
                                 FISCAL                                 ALL OTHER          UNDERLYING
NAME AND PRINCIPAL POSITIONS      YEAR      SALARY       BONUS       COMPENSATION(3)    OPTION AWARDS(5)
----------------------------     ------     ------       -----       ---------------    ----------------
Peter Karmanos, Jr.(2).......     1998     $600,000    $1,600,000        $    0            1,280,000
  Chairman of the Board and       1997      500,000     1,330,000             0            1,064,000
  Chief Executive Officer         1996      636,000             0         2,657(1)            80,000
Joseph A. Nathan.............     1998      500,000     1,333,333             0            1,066,666
  President and                   1997      400,000     1,064,000             0              851,200
  Chief Operating Officer         1996      530,000             0         2,657(1)           400,000
Stephen H. Fagan.............     1998      315,000       933,006             0              672,000
  Senior Vice President           1997      300,000       798,000             0              638,400
  Professional Services           1996      350,000             0         1,550(1)           220,000
W. James Prowse(4)...........     1998      350,000       466,667             0              373,334
  Executive Vice President        1997      320,000       445,600             0              356,480
  Corporate Marketing and         1996      320,000             0         2,657(1)           100,000
  Communications
John N. Shevillo.............     1998      300,000       841,715             0              640,000
  Senior Vice President           1997      300,000       798,000             0              638,400
  Enterprise Solutions            1996      424,000             0         2,657(1)           160,000
Henry A. Jallos..............     1998      330,000       880,000             0              704,000
  Senior Vice President           1997      300,000       798,000             0              638,400
  Worldwide Sales                 1996      320,000             0         2,657(1)           240,000

-------------------------
(1) The amounts shown for 1996 represent the value of the stock allocation, valued at $2,657 under the provisions of the Compuware Employee Stock Ownership Plan (ESOP), a qualified contribution plan open to all Compuware employees after the completion of one year of service. Each executive officer, excluding Mr. Fagan, received an allocation of 924.32 common shares on March 31, 1996. Mr. Fagan received an allocation of 539.20 common shares on March 31, 1996 valued at $1,550. The amount shown is based on the closing price of Compuware's Common Stock on The Nasdaq Stock Market, Inc. in 1996 of $2.875. The numbers of common shares allocated to the executive officers and the closing price of the Common Stock have been adjusted to reflect the 2-for-1 stock split effective February 25, 1999.

(2) In fiscal 1998, 1997 and 1996, Compuware paid premiums of approximately $185,000 in each year in connection with a split dollar life insurance arrangement maintained on the life of Mr. Karmanos. In connection with that arrangement, the insurance premiums paid with respect to term life insurance and a portion of the whole life insurance were paid by Mr. Karmanos's children or trusts for their benefit. The premiums paid by Compuware will be repaid to it upon the earliest to occur of Mr. Karmanos's death or retirement, the cancellation of the policies or the transfer of the policies to Mr.
     Karmanos's children or trusts for their benefit. It is currently anticipated that such premiums will be repaid to Compuware in approximately 5 years, when the policies, if still outstanding, will be transferred to Mr. Karmanos's children or trusts for their benefit. At that time, the cash surrender value of the policies is expected to be equal to the aggregate premiums to be repaid to Compuware.

(3) The executive officers elected not to receive an ESOP allocation for fiscal 1998 or 1997.

(4) Mr. Prowse retired from the Company on March 31, 1999, although he continues to serve as a director.

(5) Adjusted to reflect the 2-for-1 stock split effective March 1, 1999.

Option Grants in Last Fiscal Year

     The following table sets forth information concerning the number of options granted, exercise price and potential realized value at assumed annual rates of stock price appreciation for the option term for grants to each of the executive officers named in the Summary Compensation Table for the year ended March 31, 1998. The information presented below reflects the executive stock option grant covering 7,288,794 shares on April 1, 1998 pursuant to the fiscal 1998 executive bonus plan. The information is also adjusted to reflect the 2-for-1 stock split effective March 1, 1999.

                               INDIVIDUAL GRANTS

                                                                                  POTENTIAL REALIZED VALUE
                                                                                   AT ASSUMED ANNUAL RATES
                                          PERCENTAGE OF                                OF STOCK PRICE
                                          TOTAL OPTIONS                                 APPRECIATION
                                           GRANTED TO                                  FOR OPTION TERM
                               OPTIONS    EMPLOYEES IN    EXERCISE   EXPIRATION   -------------------------
            NAME               GRANTED     FISCAL 1998     PRICE        DATE        5% ($)        10% ($)
            ----               -------    -------------   --------   ----------     ------        -------
Peter Karmanos, Jr..........  1,280,000       7.18%       $24.563      4/1/08     19,772,447    50,107,262
Joseph A. Nathan............  1,066,666       5.98         24.563      4/1/08     16,477,028    41,756,026
W. James Prowse.............    373,334       2.09         24.563      4/1/08      5,766,974    14,614,644
John N. Shevillo............    640,000       3.59         24.563      4/1/08      9,886,223    25,053,631
Stephen H. Fagan............    672,000       3.77         24.563      4/1/08     10,380,534    26,306,313
Henry A. Jallos.............    704,000       3.95         24.563      4/1/08     10,874,845    27,558,994

Aggregated Option Exercises and Fiscal 1998 Option Value Table

     The following table sets forth information concerning the number of options exercised, value realized (market price less the exercise price) and the value of unexercised in-the-money stock options held by each of the executive officers named in the Summary Compensation Table above as of March 31, 1998:

                   AGGREGATED OPTION EXERCISES IN FISCAL 1998
                      AND OPTION VALUES AT MARCH 31, 1998

                                                                 NUMBER OF               VALUE OF
                                                                UNEXERCISED             UNEXERCISED
                                                              OPTIONS/SARS AT          IN-THE-MONEY
                                                               MARCH 31, 1998         OPTIONS/SARS AT
                                                                   (#)(2)           MARCH 31, 1998 ($)
                                SHARES                       ------------------    ---------------------
                               ACQUIRED          VALUE          EXERCISABLE/           EXERCISABLE/
          NAME              ON EXERCISE(2)     REALIZED        UNEXERCISABLE         UNEXERCISABLE/(1)
          ----              --------------     --------        -------------         -----------------
Peter Karmanos, Jr......      1,440,000       $21,904,942        3,729,600              85,704,660
                                                                 2,288,000              39,353,500
W. James Prowse.........        864,000        12,857,865        1,665,600              38,382,780
                                                                   912,960              16,547,420
Joseph A. Nathan........        480,000         6,531,225        1,801,600              40,798,400
                                                                 2,502,400              46,224,800
Stephen H. Fagan........        860,000        11,639,142        1,384,300              31,391,117
                                                                 1,717,700              31,176,389
John N. Shevillo........        390,000         5,863,926          274,800               6,243,747
                                                                 1,596,800              25,886,100
Henry A. Jallos.........        144,000         2,321,665          735,600              16,750,275
                                                                 1,756,800              32,036,100

-------------------------
(1) Represents the amount by which the market price of the Company's common stock exceeded the exercise price of the outstanding options on March 31, 1998. Market price is based on the closing price on The Nasdaq Stock Market, Inc. on that date of $24.688 (as adjusted to reflect the 2-for-1 stock split approved by the shareholders of the Company on February 25, 1999).

(2) Adjusted to reflect the 2-for-1 stock split effective March 1, 1999.

                           RELATED PARTY TRANSACTIONS

     George Karmanos, the brother of Peter Karmanos, Jr., owns Karmanos Printing and Graphics, which provides certain printing services to the Company, including the printing of Company brochures, stationery, envelopes, business cards, invoices and other office supplies. For fiscal 1999 the Company paid $948,822 to such company for printing costs. The costs for such printing in fiscal 1998 were $1,045,742 and in fiscal 1997 were $759,000. The Company believes that such printing services were provided to the Company on terms that were no less favorable to the Company than could have been obtained from unaffiliated third parties.

     Peter Karmanos, Jr. owns 67% of the common stock of Compuware Sports Corporation ("CSC"), which operates an amateur hockey program in southeastern Michigan. Thomas Thewes, a director of the Company, owns 33% of the common stock of CSC. One of CSC's teams, the Plymouth Whalers, plays in the Ontario Hockey League and supplies players to the National Hockey League ("NHL"); the other team, the Compuware Junior Ambassadors, plays in the North

American Junior Hockey League ("NAJHL"), which primarily supplies players to leading college hockey programs. On September 8, 1992, Compuware entered into a one year Promotion Agreement with CSC to promote and sponsor Compuware's business ("Promotion Agreement"). The Promotion Agreement with CSC automatically renews for successive one year terms, unless terminated with 60 days prior notice by either party.

     The CSC teams play their home games at the Compuware Arena in Plymouth, Michigan. The Compuware Arena is owned and managed by entities controlled by interests of Peter Karmanos, Jr. and interests of Thomas Thewes. On December 1, 1996, Compuware entered into an Advertising Agreement with the Arena to promote and sponsor Compuware's business, including but not limited to the right for the Arena to be named "Compuware Arena" and the placement of fixed advertising in and about the Arena. The Advertising Agreement will terminate by its terms on November 30, 2016. Pursuant to the Promotion and Advertising Agreements, the Company paid an aggregate of $1,235,000 in fiscal 1999 and $1,065,000 in fiscal 1998. In fiscal 1997, the Company paid $600,000 pursuant to the Promotion Agreement.

     Peter Karmanos, Jr. and Thomas Thewes, both directors of the Company, are the major stockholders of the Carolina Hurricanes Hockey Club of the National Hockey League. Prior to the Club's relocation to North Carolina in 1997, the Club was known as the Hartford Whalers Hockey Club. The Company recognized approximately $286,000 in revenues for computer programming services to the Club in 1997.

     Bernard M. Goldsmith, a director of the Company, is the managing director of The Updata Group, Inc. ("Updata"). Updata received approximately $295,000 from the Company upon the completion of the acquisition in May 1996 of Adams & Reynolds & Company for services rendered to the Company in connection with the acquisition.

     The Company, pursuant to a Promissory Note, dated April 8, 1999, provided a loan in the amount of $3,000,000 to Peter Karmanos, Jr. As provided in the Promissory Note, the loan is payable in full on or before June 30, 1999, and is subject to annual interest at the Applicable Federal Rate (4.99%).

     The Company, pursuant to a Promissory Note dated March 18, 1999, provided a secured loan in the amount of $1,384,685 to Eliot Stark, Executive Vice President. As provided in the Promissory Note, the loan is payable in full on or before March 17, 2000, is subject to the annual accrual of interest at the Applicable Federal Rate (4.67%), compounded monthly, and becomes immediately due and payable should Mr. Stark's employment terminate with the Company for any reason prior to the loan being paid in full.

     G. Scott Romney, a director of the Company, is a partner in the law firm of Honigman Miller Schwartz and Cohn ("Honigman"). Honigman was engaged by the Company to perform legal services in fiscal 1999, and it is anticipated that Honigman will continue to be so engaged in fiscal 2000.

                          DESCRIPTION OF CAPITAL STOCK

     The Company's authorized capital stock consists of 1,600,000,000 shares of Common Stock, $.01 par value per share, and 5,000,000 shares of Class A Preferred Stock

     The following summary of certain provisions of each class of the Company's capital stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the

Company's Restated Articles of Incorporation, which is included as an exhibit to the Registration Statement of which this Prospectus forms a part, and by provisions of applicable law.

COMMON STOCK

     The Common Stock is entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. The holders of Common Stock are not entitled to cumulative voting rights with respect to the election of directors, and as a consequence, minority shareholders will not be able to elect directors on the basis of their votes alone. Subject to preferences that may be applicable to any then outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities, except as indicated above. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon completion of this offering will be, validly issued, fully paid and nonassessable.

PREFERRED STOCK

     The Board of Directors has the authority, without further action by the shareholders, to issue up to 5,000,000 shares of Class A Preferred Stock in one or more series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preferences and sinking fund terms. The issuance of Class A Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without any further action by the shareholders. The Board of Directors, without shareholder approval, can issue Class A Preferred Stock, with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock. In addition, such Class A Preferred Stock may have other rights, including economic rights senior to the Common Stock, and as a result, the issuance thereof could have a material adverse effect on the market value of the Common Stock. The Company has no present plan to issue any additional shares of Class A Preferred Stock.

MICHIGAN LAW

     Chapter 7A and 7B of the Michigan Business Corporation Act may affect attempts to acquire control of the Company. In general, under Chapter 7A, "business combinations" (defined to include, among other transactions, certain mergers, dispositions of assets or shares and recapitalizations) between covered Michigan business corporations or their subsidiaries and an "interested shareholder" (defined as the direct or indirect beneficial owner of at least 10% of the voting power of a covered corporation's outstanding shares) can only be consummated if approved by at least 90% of the votes of each class of the corporation's shares entitled to vote and by at least two-thirds of such voting shares not held by the interested shareholder or affiliates, unless five years have elapsed after the person involved became an "interested shareholder" and unless certain price and other conditions are satisfied. The Board of Directors has the power to elect to be subject to Chapter 7A as to specifically identified or unidentified interested shareholders. Upon completion of the offering, FMR Corp. will beneficially own more than 10% of the outstanding Common Stock and, if the Board of Directors elects to be subject to Chapter 7A, will be able to prevent attainment of the required supermajority approval of such transactions. See "Security Ownership of Certain Beneficial Owners and Management."

     In general, under Chapter 7B, an entity that acquires "Control Shares" of the Company may vote the Control Shares on any matter only if a majority of all shares, and of all non- "Interested Shares," of each class of shares entitled to vote as a class, approve such voting rights. Interested Shares are shares owned by officers of the Company, employee-directors of the Company and the entity making the Control Share Acquisition. Control Shares are shares that when added to shares already owned by an entity, would give the entity voting power in the election of directors over any of the three thresholds: one-fifth, one-third and a majority. The effect of the statute is to condition the acquisition of voting control of a corporation on the approval of a majority of the pre-existing disinterested shareholders. The Board of Directors may amend the bylaws before a Control Share Acquisition occurs to provide that Chapter 7B does not apply to the Company.

TRANSFER AGENT AND REGISTRAR

     EquiServe Limited Partnership has been appointed as the transfer agent and registrar for the Company's Common Stock.

                              SELLING SHAREHOLDERS

     The persons listed in the first column of the table below are the "Selling Shareholders." The Selling Shareholders are the former shareholders of M.I.S. International, Inc. a Michigan corporation ("MIS") and Simco International, Inc., a Michigan corporation ("Simco"), both acquired by Compuware pursuant to an Agreement and Plan of Merger, dated as of February 23, 1999 (the "Merger Agreement"). In connection with the acquisition of MIS and Simco by Compuware, the Selling Shareholders received an aggregate of 510,932 shares of Compuware Common Stock for their stock in MIS and Simco. On March 1, 1999, Compuware split its Common Stock 2 for 1. On a post-split basis, the Selling Shareholders received an aggregate of 1,021,864 shares of Common Stock. Of the 510,932 (1,021,864 post-split) shares received by the Selling Shareholders, up to 51,092 (102,184 post-split) may be held in escrow to secure the indemnification obligations of the Selling Shareholders as provided in the Merger Agreement.

     The following table shows for each Selling Shareholder, as of the date of this Prospectus, certain information with regard to beneficial ownership of Common Stock of the Company:

                                                                                      AMOUNT AND PERCENT
                                                                      AMOUNT OF         OF BENEFICIAL
                                          AMOUNT OF BENEFICIAL          COMMON            OWNERSHIP
                                           OWNERSHIP OF COMMON          STOCK          OF COMMON STOCK
                NAME                     STOCK PRIOR TO OFFERING    HEREBY OFFERED    AFTER OFFERING(1)
                ----                     -----------------------    --------------    ------------------
Michael M. Bahn Revocable............           421,066*               421,066              0(0%)
Trust, dated January 23, 1995
Mary C. Bahn Revocable...............           302,118*               302,118              0(0%)
Trust, dated January 23, 1995
Mary C. Bahn 1999....................           149,340*               149,340              0(0%)
Qualified Annuity Trust
Michael J. Bahn, Jr..................            49,780*                49,780              0(0%)
Marisa R. Bahn.......................            49,780*                49,780              0(0%)
Renee C. Phillips 1999...............            49,780*                49,780              0(0%)
Qualified Annuity Trust

-------------------------
 *  Represents less than 1% of outstanding Common Stock.

(1) Based on the number of shares outstanding at the date of this Prospectus; assumes all of the shares offered hereby are sold by the Selling Shareholders.

                              PLAN OF DISTRIBUTION

     The shares offered hereby may be sold from time to time by the Selling Shareholders, or by pledgees, donees, transferees or other successors in interest of the Selling Shareholders. Such sales may be made on the Nasdaq National Market, or otherwise, at prices and on terms then prevailing or at prices related to the then-current market prices, or in negotiated transactions at negotiated prices. The shares may be sold by one or a combination of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from Selling Shareholders in amounts to be negotiated immediately prior to the sale. The Selling Shareholders and any broker-dealers that participate in the distribution may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Acts, and any commission received by them and any profit on the resale of shares sold by them may be deemed to be underwriting discounts and commissions.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Honigman Miller Schwartz and Cohn, Detroit, Michigan. G. Scott Romney, a director of the Company, is also a partner of Honigman Miller Schwartz and Cohn, Detroit, Michigan.

                                    EXPERTS

     The financial statements as of March 31, 1998 and 1997 and for each of the three years in the period ended March 31, 1998 included in this Prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission") relating to its business, financial position, results of operations and other matters. Such reports and other information can be inspected and copied at the Public Reference Section maintained by the Commission at Room 1024 Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and its Regional Offices located at Citicorp Center, 500 West Madison Street, 14th Floor, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, 13th Floor, Suite 1300 New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

     The Company has filed with the Commission in Washington, D.C., a Registration Statement on Form S-1 under the Securities Act of 1933 (the "Securities Act") with respect to the securities offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement. For further information with respect to the Company and the securities offered hereby, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any documents filed with, or incorporated by reference in, the Registration Statement as exhibits are not necessarily complete, and each such statement is qualified in all respects by reference to the copy of the applicable documents filed with the Commission. The Registration Statement, including the exhibits and schedules thereto, may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from such office upon payment of the prescribed fees.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus, including the documents incorporated by reference in this Prospectus, contains certain "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 and information relating to us that are based on the beliefs of our management, as well as assumptions made by and information currently available to our management. When used in this Prospectus, the words "estimate," "project," "believe," "anticipate," "intend," "expect" and similar expressions are intended to identify forward-looking statements. Such statements reflect our current views with respect to future events. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in the forward-looking statements. Many of these risks are discussed under "Risk Factors", which begins on page 5 below. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Prospectus. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after such date or to reflect the occurrence of unanticipated events.

                         INDEX TO FINANCIAL STATEMENTS

Independent Auditors' Report................................     F-2
Consolidated Balance Sheets as of March 31, 1998 and 1997...     F-3
Consolidated Statements of Income for the Years Ended March
  31, 1998, 1997 and 1996...................................     F-4
Consolidated Statements of Shareholders' Equity for the
  Years Ended March 31, 1998, 1997 and 1996.................     F-5
Consolidated Statements of Cash Flows for the Years Ended
  March 31, 1998, 1997 and 1996.............................     F-6
Notes to Consolidated Financial Statements for the Years
  Ended March 31, 1998, 1997 and 1996.......................     F-7
Unaudited Condensed Consolidated Financial Statements:
Condensed Consolidated Balance Sheet as of December 31,
  1998......................................................    F-23
Condensed Consolidated Statements of Income for the Nine
  Months Ended December 31, 1998 and 1997...................    F-24
Condensed Consolidated Statements of Cash Flows for the Nine
  Months Ended December 31, 1998 and 1997...................    F-25
Notes to Condensed Consolidated Financial Statements for the
  Nine Months Ended December 31, 1998 and 1997..............    F-26

                          INDEPENDENT AUDITORS' REPORT

To the Shareholders and Board of Directors of Compuware Corporation:

     We have audited the accompanying consolidated balance sheets of Compuware Corporation and subsidiaries as of March 31, 1998 and 1997, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended March 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Compuware Corporation and its subsidiaries as of March 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1998 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Detroit, Michigan
May 4, 1998 (March 1, 1999 as to the effects of the stock split described in Note 15)

                     COMPUWARE CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                           AS OF MARCH 31,
                                                                      -------------------------
                                                             NOTES       1998            1997
                                                             -----       ----            ----
                                                                           (IN THOUSANDS,
                                                                         EXCEPT SHARE DATA)
                          ASSETS
CURRENT ASSETS:
  Cash and cash equivalents................................           $  206,278       $107,341
  Investments..............................................     4         54,349         26,604
  Accounts receivable, less allowance for doubtful accounts
     of $8,812 and $6,941..................................              388,573        290,922
  Deferred tax asset.......................................    10         14,133          9,747
  Income taxes refundable..................................                2,594          9,593
  Prepaid expenses and other current assets................               10,348          7,605
                                                                      ----------       --------
     Total current assets..................................              676,275        451,812
                                                                      ----------       --------
INVESTMENTS................................................     4        107,721         44,465
                                                                      ----------       --------
PROPERTY AND EQUIPMENT, LESS ACCUMULATED DEPRECIATION AND
  AMORTIZATION.............................................     5         84,494         70,578
                                                                      ----------       --------
CAPITALIZED SOFTWARE, LESS ACCUMULATED AMORTIZATION OF
  $70,243 AND $53,933......................................               50,455         53,355
                                                                      ----------       --------
OTHER:
  Accounts receivable......................................               64,282         54,637
  Deferred tax asset.......................................    10         12,926         11,084
  Excess of cost of investment over fair value of net
     assets acquired, less accumulated amortization of
     $9,835 and $5,417.....................................     2         57,607         55,700
  Other assets.............................................     6         18,880         13,776
                                                                      ----------       --------
     Total other assets....................................              153,695        135,197
                                                                      ----------       --------
     TOTAL ASSETS..........................................           $1,072,640       $755,407
                                                                      ==========       ========
           LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable.........................................           $   19,985       $ 24,275
  Accrued expenses.........................................               71,104         53,562
  Accrued bonuses and commissions..........................               42,688         30,100
  Deferred revenue.........................................              180,174        164,367
                                                                      ----------       --------
     Total current liabilities.............................              313,951        272,304
LONG-TERM DEBT.............................................     7          6,956          6,068
DEFERRED REVENUE...........................................               43,437         31,399
                                                                      ----------       --------
     Total liabilities.....................................              364,344        309,771
SHAREHOLDERS' EQUITY:
  Preferred stock, no par value -- authorized 5,000,000
     shares................................................
  Common stock, $.01 par value -- authorized 1,600,000,000
     shares; issued and outstanding 360,341,946 and
     343,727,080 shares in 1998 and 1997, respectively.....  8, 15         3,603          3,438
  Additional paid-in capital...............................  8, 15       280,867        210,413
  Retained earnings........................................              427,455        232,630
  Foreign currency translation adjustment..................               (3,629)          (845)
                                                                      ----------       --------
     Total shareholders' equity............................              708,296        445,636
                                                                      ----------       --------
     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY............           $1,072,640       $755,407
                                                                      ==========       ========

                See notes to consolidated financial statements.

                     COMPUWARE CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                    YEARS ENDED MARCH 31,
                                                            --------------------------------------
                                                   NOTES       1998           1997          1996
                                                   -----       ----           ----          ----
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
REVENUES:
  Software license fees..........................           $  467,251      $318,907      $226,690
  Maintenance fees...............................              244,273       209,521       184,039
  Professional services fees.....................              427,794       284,468       203,630
                                                            ----------      --------      --------
     Total revenues..............................            1,139,318       812,896       614,359
                                                            ----------      --------      --------
OPERATING EXPENSES:
  Cost of software license fees..................               22,874        20,881        20,146
  Cost of maintenance............................               31,203        27,278        26,867
  Cost of professional services..................              365,948       250,405       174,215
  Software product development...................               54,416        44,494        42,792
  Sales and marketing............................              325,793       256,139       204,403
  Administrative and general.....................               58,965        48,233        38,537
  Restructuring and merger-related costs.........   2,3          3,606                      10,688
  Purchased research and development.............     2          3,160        21,790        24,943
                                                            ----------      --------      --------
     Total operating expenses....................              865,965       669,220       542,591
                                                            ----------      --------      --------
INCOME FROM OPERATIONS...........................              273,353       143,676        71,768
OTHER INCOME.....................................               17,417         5,710         7,015
                                                            ----------      --------      --------
INCOME BEFORE INCOME TAXES.......................              290,770       149,386        78,783
INCOME TAX PROVISION.............................               96,826        51,950        34,541
                                                            ----------      --------      --------
NET INCOME.......................................           $  193,944      $ 97,436      $ 44,242
                                                            ==========      ========      ========
Basic earnings per share.........................           $     0.55      $   0.29      $   0.13
                                                            ==========      ========      ========
Diluted earnings per share.......................           $     0.50      $   0.27      $   0.12
                                                            ==========      ========      ========

                See notes to consolidated financial statements.

                     COMPUWARE CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                      YEARS ENDED MARCH 31, 1998, 1997 AND 1996
                              ------------------------------------------------------------------------------------------
                                                                                FOREIGN      UNREALIZED
                                  COMMON STOCK       ADDITIONAL                CURRENCY       LOSS ON          TOTAL
                              --------------------    PAID-IN     RETAINED    TRANSLATION    MARKETABLE    SHAREHOLDERS'
                                SHARES      AMOUNT    CAPITAL     EARNINGS    ADJUSTMENT     SECURITIES       EQUITY
                                ------      ------   ----------   --------    -----------    ----------    -------------
                                                          (IN THOUSANDS, EXCEPT SHARE DATA)
BALANCE AT APRIL 1, 1995, AS
  RESTATED (NOTES 8 AND
  15).......................  364,057,136   $3,640    $183,910    $149,257      $   271        $(877)        $336,201
  Net income................                                        44,242                                     44,242
  Issuance of common
    stock...................      720,000       8        1,500                                                  1,508
  Purchase of common
    stock...................  (23,326,400)   (234)     (11,735)    (58,305)                                   (70,274)
  Return of Uniface escrow
    shares..................   (5,429,752)    (54)          54
  Acquisition tax
    benefits................                             3,852                                                  3,852
  Foreign currency
    translation
    adjustment..............                                                     (1,287)                       (1,287)
  Unrealized loss on
    marketable securities...                                                                     (88)             (88)
  Exercise of employee stock
    options and related tax
    benefit (Note 13) and
    other...................    2,363,200      24        4,807                                                  4,831
                              -----------   ------    --------    --------      -------        -----         --------
BALANCE AT MARCH 31, 1996...  338,384,184   3,384      182,388     135,194       (1,016)        (965)         318,985
  Net income................                                        97,436                                     97,436
  Issuance of common
    stock...................      320,000       4        2,326                                                  2,330
  Acquisition tax
    benefits................                             6,603                                                  6,603
  Foreign currency
    translation
    adjustment..............                                                        171                           171
  Realized gain on sale of
    marketable securities
    (Note 4)................                                                                     965              965
  Exercise of employee stock
    options and related tax
    benefit (Note 13).......    5,022,896      50       19,096                                                 19,146
                              -----------   ------    --------    --------      -------        -----         --------
BALANCE AT MARCH 31, 1997...  343,727,080   3,438      210,413     232,630         (845)          --          445,636
  Net income................                                       193,944                                    193,944
  NuMega acquisition (Note
    2)......................    6,683,206      66        3,734         881                                      4,681
  Issuance of common
    stock...................    1,450,616      14       12,731                                                 12,745
  Acquisition tax
    benefits................                             6,485                                                  6,485
  Foreign currency
    translation
    adjustment..............                                                     (2,784)                       (2,784)
  Exercise of employee stock
    options and related tax
    benefit (Note 13).......    8,481,044      85       47,504                                                 47,589
                              -----------   ------    --------    --------      -------        -----         --------
BALANCE AT MARCH 31, 1998...  360,341,946   $3,603    $280,867    $427,455      $(3,629)       $  --         $708,296
                              ===========   ======    ========    ========      =======        =====         ========

                See notes to consolidated financial statements.

                     COMPUWARE CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  YEARS ENDED MARCH 31,
                                                        -----------------------------------------
                                                          1998           1997              1996
                                                          ----           ----              ----
                                                                     (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income........................................      $ 193,944      $  97,436         $ 44,242
Adjustments to reconcile net income to cash
  provided by operations:
  Purchased research and development..............          3,160         21,790           24,943
  Depreciation and amortization...................         36,504         31,401           21,915
  Tax benefit from exercise of stock options......         30,402          5,306            1,467
  Issuance of common stock to Employee Stock
     Ownership Trust..............................          3,500          2,330            1,508
  Acquisition tax benefits........................          6,485          6,603            3,852
  Deferred income taxes...........................         (6,108)        (4,256)         (10,219)
  Other...........................................            240           (290)             999
  Net change in assets and liabilities, net of
     effects from acquisitions:
     Accounts receivable..........................       (104,702)       (88,574)         (57,736)
     Prepaid expenses and other current assets....         (2,118)         1,361            5,153
     Other assets.................................         (6,255)            88           (5,898)
     Accounts payable and accrued expenses........         22,582         25,960           15,935
     Deferred revenue.............................         26,206         37,797           39,000
     Refundable income taxes......................          6,765         (2,618)          (6,965)
                                                        ---------      ---------         --------
          Net cash provided by operating
             activities...........................        210,605        134,334           78,196
                                                        ---------      ---------         --------
CASH USED IN INVESTING ACTIVITIES:
Purchase of:
  Businesses......................................         (5,198)       (69,083)         (26,113)
  Property and equipment..........................        (28,006)       (23,442)         (15,789)
  Capitalized software............................        (13,823)       (14,544)         (13,647)
  Minority interest in subsidiary.................                                         (9,419)
Investments:
  Proceeds from maturity..........................         85,682         63,202          162,227
  Purchases.......................................       (172,865)       (74,491)         (95,340)
Other.............................................                          (246)          (2,661)
                                                        ---------      ---------         --------
          Net cash used in investing activities...       (134,210)      (118,604)            (742)
                                                        ---------      ---------         --------
CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of long-term debt.........................         (3,890)
Net proceeds from sale of common stock............          9,245
Repurchase of common stock........................                                        (70,274)
Net proceeds from exercise of stock options.......         17,187         13,840            3,364
                                                        ---------      ---------         --------
          Net cash provided by (used in) financing
             activities...........................         22,542         13,840          (66,910)
                                                        ---------      ---------         --------
NET INCREASE IN CASH AND CASH EQUIVALENTS.........         98,937         29,570           10,544
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR....        107,341         77,771           67,227
                                                        ---------      ---------         --------
CASH AND CASH EQUIVALENTS AT END OF YEAR..........      $ 206,278      $ 107,341         $ 77,771
                                                        =========      =========         ========

                See notes to consolidated financial statements.

                     COMPUWARE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   YEARS ENDED MARCH 31, 1998, 1997 AND 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Business -- Compuware Corporation develops, markets and supports an integrated set of systems software products designed to improve the productivity of data processing professionals in application development, implementation and maintenance. In addition, the Company's professional services division offers business systems analysis, design, programming and implementation as well as software conversion and systems planning and consulting. The Company's products and services are offered worldwide across a broad spectrum of technologies, including mainframe, mid-range and client/server platforms.

     Basis of Presentation -- The consolidated financial statements include the accounts of Compuware Corporation and its wholly owned subsidiaries after elimination of all significant intercompany balances and transactions. The financial statements have been prepared in conformity with generally accepted accounting principles which require management to make estimates and assumptions that affect the reported amounts of assets, liabilities and the disclosure of contingencies at March 31, 1998 and 1997 and the results of operations for the years ended March 31, 1998, 1997 and 1996. While management has based their assumptions and estimates on the facts and circumstances known at March 31, 1998, final amounts may differ from estimates.

     Revenue Recognition -- Revenue from licensing of software products is recognized upon shipment of the products, provided that no significant obligations remain and collection of the related receivable is deemed probable. A portion of new license fees, generally 15%, is deferred and recognized ratably over the initial maintenance period, generally one year. Annual product maintenance fees are recognized as revenue ratably over the contract period. Professional services fees are recognized in the period the services are performed.

     Cash and Cash Equivalents -- For the purpose of the statement of cash flows, the Company considers all investments with an original maturity of three months or less to be cash equivalents.

     Investments consist of municipal obligations and marketable equity securities. Municipal obligations are classified as held-to-maturity and carried at amortized cost. Marketable equity securities are classified as available-for-sale and are carried at market value. Unrealized gains and losses on available-for-sale securities are reported as a separate component of shareholders' equity, net of tax. Those investments that mature within one year from the balance sheet date are classified as short-term. The amortization of bond premiums and discounts is included in interest income.

     Property and Equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets.

     Capitalized Software includes the costs of purchased and internally developed software products and are stated at the lower of unamortized cost or net realizable value. Net purchased software included in capitalized software at March 31, 1998 and 1997 is $14,249,000 and $20,284,000, respectively. In accordance with the provisions of Statement of Financial Accounting Standards
(SFAS) No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed", capitalization of internally developed software products begins when technological feasibility of the product is established. Software product development includes all expenditures for research and development, net of amounts capitalized. Total software development costs incurred

                     COMPUWARE CORPORATION AND SUBSIDIARIES

                   YEARS ENDED MARCH 31, 1998, 1997 AND 1996

internally by the Company were $65,015,000, $54,292,000 and $55,705,000 in fiscal 1998, 1997 and 1996, respectively, of which $10,599,000, $9,798,000 and
$12,913,000, respectively, were capitalized.

     The amortization for both internally developed and purchased software products is computed on a product-by-product basis. The annual amortization is the greater of the amount computed using (a) the ratio that current gross revenues for a product bear to the total of current and anticipated future revenues for that product or (b) the straight-line method over the remaining estimated economic life of the product, including the period being reported on. Amortization begins when the product is available for general release to customers. The amortization period for capitalized software generally approximates five years. Capitalized software amortization is included in "Cost of software license fees" in the Statements of Income.

     Excess of Cost Over Fair Value of Net Assets Acquired ("goodwill") is being amortized over periods ranging from 15 to 20 years using the straight-line method.

     Fair Value of Financial Instruments -- The carrying value of cash equivalents, accounts receivable, accounts payable and long-term debt approximated fair values due to the short-term maturities of these instruments.

     Income Taxes -- The Company accounts for income taxes using the asset and liability approach. Deferred income taxes are provided for the differences between the tax bases of assets or liabilities and their reported amounts in the financial statements.

     Foreign Currency Translation -- The Company's foreign subsidiaries use the local currency as the functional currency. Accordingly, assets and liabilities in the consolidated balance sheets have been translated at the rate of exchange at the respective balance sheet dates, and revenues and expenses have been translated at average exchange rates prevailing during the year the transactions occur. Translation adjustments have been excluded from the results of operations and are reported as a separate component of shareholders' equity.

     Foreign Currency Transactions and Derivatives -- Gains and losses from foreign currency transactions are included in the determination of net income. To offset the risk of future currency fluctuations on receivables due from foreign subsidiaries, the Company enters into foreign exchange contracts to sell currencies at specified rates on specific dates. Market value gains and losses on these contracts are recognized, offsetting foreign exchange gains or losses on foreign receivables. The Company does not use foreign exchange contracts to hedge anticipated transactions. The net foreign currency transaction gain (loss) was ($627,000), ($1,446,000) and $192,000 for the fiscal years ended March 31,
1998, 1997 and 1996, respectively. These amounts are included in "Sales and marketing" in the Statements of Income.

     At March 31, 1998, the Company had contracts maturing through May 1998 to sell $45,478,000 in foreign currencies. At March 31, 1997, the Company had contracts maturing through May 1997 to sell $51,937,000 in foreign currencies.

     Earnings Per Share -- Effective in December 1997, the Company adopted SFAS No. 128, "Earnings per Share", which replaces the presentation of primary earnings per share ("EPS") and fully diluted EPS with presentation of basic EPS and diluted EPS, respectively. Basic EPS is computed by dividing earnings available to common stockholders by the weighted-average number of

                     COMPUWARE CORPORATION AND SUBSIDIARIES

                   YEARS ENDED MARCH 31, 1998, 1997 AND 1996

common shares outstanding for the period. Similar to fully diluted EPS, diluted EPS assumes the issuance of common stock for all potentially dilutive equivalent shares outstanding. All prior-period EPS data have been restated. The adoption of this new accounting standard did not have a material effect on the Company's reported EPS amounts on a diluted basis.

     Recently Issued Accounting Pronouncements -- The Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income", and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", in June 1997. The Company is required to adopt these Statements with its fiscal year ending March 31, 1999. The adoption of these new standards are not expected to have a material impact on the Company's financial statements. In October 1997, the American Institute of Certified Public Accountants (AICPA) released Statement of Position (SOP) 97-2, "Software Revenue Recognition", which supersedes SOP 91-1, "Software Revenue Recognition". SOP 97-2 establishes standards for recognizing revenues related to software products and related services. The Company is required to adopt this pronouncement prospectively with its fiscal year ending March 31, 1999. The adoption of SOP 97-2 is not expected to have a material impact on the Company's financial statements. In March 1998, the AICPA released SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", which establishes guidance on accounting for the costs of computer software developed or obtained for internal use. The Company is required to adopt this pronouncement with its fiscal year ending March 31, 1999. The adoption of SOP 98-1 is not expected to have a material impact on the Company's financial statements.

2. ACQUISITIONS

     UnderWare, Inc. -- In March 1998, the Company acquired UnderWare, Inc., a privately held software product company, for approximately $3,500,000 cash. The acquisition has been accounted for as a purchase and, accordingly, assets and liabilities acquired have been recorded at fair value as of the date of acquisition. The amount by which the acquisition cost exceeded the fair value of the net assets acquired was approximately $141,000 and is being amortized over a fifteen-year period on a straight-line basis. Of the total purchase price, $3,160,000 was allocated to in-process research and development based upon independent valuations of the expected future cash flows, less costs to complete the development. In accordance with SFAS No. 2, "Accounting for Research and Development Costs", this amount was expensed as of the purchase date. The company that provided the independent valuation for the UnderWare acquisition is Valuation Counselors.

     NuMega Technologies, Inc. -- In December 1997, the Company issued approximately 6,682,000 shares of its common stock in exchange for all of the outstanding common stock of NuMega Technologies, Inc. (NuMega). In addition, options to acquire approximately 1,776,000 shares of the Company's common stock were exchanged for all outstanding NuMega options. The merger has been accounted for by the pooling of interests method, and accordingly, the assets and liabilities of NuMega were combined with those of the Company at their book value. The financial results of NuMega have been included in the accompanying financial statements since October 1, 1997. Due to the immaterial size of NuMega when compared with the Company, prior periods were not restated to include the financial results of NuMega. The Company also incurred approximately $3,606,000 of special charges related to the merger and integration of NuMega. Such costs consisted primarily of financial advisory fees and professional fees.

                     COMPUWARE CORPORATION AND SUBSIDIARIES

                   YEARS ENDED MARCH 31, 1998, 1997 AND 1996

     Vine Systems Company Ltd. -- In April 1997, the Company acquired Vine Systems Company Ltd., a professional services firm, for approximately 3,100,000 pounds sterling (approximately $5,022,000). Of the total purchase price approximately $566,000 was paid in cash. The Company issued notes for the remaining $4,456,000, of which approximately $3,656,000 was repaid during fiscal 1998. The acquisition has been accounted for as a purchase and, accordingly, assets and liabilities acquired have been recorded at fair value as of the date of acquisition. The amount by which the acquisition cost exceeded the fair value of the net assets acquired was approximately $4,841,000 and is being amortized over a fifteen-year period on a straight-line basis.

     During fiscal 1997, the Company completed the acquisition of certain professional service companies for a combined total of $48,045,000 net cash expended. The companies purchased were Technalysis ($25,061,000), Adams & Reynolds ($12,410,000), MC Squared Incorporated ($9,212,000) and Virtual Innovations, Inc. ($362,000). All of the acquisitions were accounted for as purchases and, accordingly, assets and liabilities acquired have been recorded at fair value as of their respective acquisition dates. The aggregate amount by which the acquisition cost exceeded the fair value of the net assets acquired was approximately $44,177,000 and is being amortized over a fifteen-year period on a straight line basis.

     The Company also acquired all of the outstanding stock of certain privately-held software product companies for an aggregate cost of $29,637,000 during fiscal 1997. The companies purchased were Direct Technology Limited ($23,800,000) and DRD Promark, Inc. ($5,837,000). Of the total purchase price, $23,837,000 was paid in cash and $5,800,000 in notes that are due in April 1999. The aggregate amount by which the acquisition cost exceeded the fair value of the net assets acquired was approximately $3,165,000 and is being amortized over a fifteen-year period on a straight-line basis. Of the total purchase price, $21,790,000 was allocated to in-process research and development based upon independent valuations of the expected future cash flows, less costs to complete the development and in accordance with SFAS No. 2 this amount was expensed as of the purchase date. The company that provided the independent valuation for these acquisitions is Valuation Counselors.

     In September 1995, the Company acquired all non-Company owned outstanding stock of Compuware Nordic AS (Nordic) for approximately $9,419,000. Nordic was formerly a majority owned subsidiary which distributes the Company's products in Norway and Denmark. The acquisition of the minority interest has been accounted for as a purchase. The amount by which the acquisition cost exceeded the fair value of the net assets acquired of approximately $8,592,000 is being amortized over a fifteen-year period on a straight-line basis.

     In November 1995, the Company acquired all of the outstanding stock of CoroNet Systems, Inc. for approximately $27,000,000 in cash. The acquisition has been accounted for as a purchase and, accordingly, assets and liabilities acquired have been recorded at fair value as of the date of the acquisition. Of the total purchase price, $24,943,000 was allocated to in-process development projects based on their expected future cash flows, less costs to complete the development, and in accordance with SFAS No. 2 this amount was expensed as of the purchase date.

3. RESTRUCTURING COSTS

     In fiscal 1996, the Company recognized $10,688,000 of special charges related to the reorganization of the Company's operating units and the decentralization of certain corporate office

                     COMPUWARE CORPORATION AND SUBSIDIARIES

                   YEARS ENDED MARCH 31, 1998, 1997 AND 1996

functions. The components of the restructuring reserve, as ultimately executed, included $5,806,000 for severance related costs for employees made redundant by the reorganization, and $4,882,000 for estimated future leasing costs of abandoned offices in the United States and Europe. At March 31, 1998, the costs accrued for future lease expenses of approximately $3,286,000 are expected to be paid over a period not to exceed the remaining lease terms, which extend through April 2002.

4. INVESTMENTS

     Municipal obligations -- The Company's municipal obligations are classified as held-to-maturity and are carried at amortized cost. The Company will receive the face value of these bonds at their maturity date and, accordingly, has not recognized any gain or loss resulting from current fair value fluctuations. The amortized cost and aggregate fair value of the debt securities, by maturity, are as follows (in thousands):

                                                                        MARCH 31,
                                                      ---------------------------------------------
                                                              1998                     1997
                                                      ---------------------    --------------------
                                                      LESS THAN      1-5       LESS THAN      1-5
                                                      ONE YEAR      YEARS      ONE YEAR      YEARS
                                                      ---------     -----      ---------     -----
Amortized cost....................................     $54,349     $107,721     $26,604     $44,465
Aggregate fair value..............................      54,419      107,772      26,614      44,209
                                                       -------     --------     -------     -------
Difference between amortized cost and fair
  value...........................................     $   (70)    $    (51)    $   (10)    $   256
                                                       =======     ========     =======     =======

     Marketable equity securities -- There were no marketable equity securities held during fiscal 1998. During fiscal 1997, the Company sold securities that had been classified as available-for-sale for approximately $6.2 million. The gain realized during fiscal 1997 related to these sales was approximately $905,000. The Company uses the specific identification method as a basis for determining cost and calculating realized gains.

5. PROPERTY AND EQUIPMENT

     Property and equipment, summarized by major classification, is as follows (in thousands):

                                                                     MARCH 31,
                                                                --------------------
                                                                  1998        1997
                                                                  ----        ----
Land........................................................    $  1,776    $  1,297
Buildings...................................................      28,777      26,293
Leasehold improvements......................................      14,227      10,242
Furniture and fixtures......................................      29,678      24,601
Computer equipment and software.............................      59,279      47,069
                                                                --------    --------
                                                                 133,737     109,502
Less accumulated depreciation and amortization..............      49,243      38,924
                                                                --------    --------
Total.......................................................    $ 84,494    $ 70,578
                                                                ========    ========

                     COMPUWARE CORPORATION AND SUBSIDIARIES

                   YEARS ENDED MARCH 31, 1998, 1997 AND 1996

6. RELATED PARTY TRANSACTIONS

     At March 31, 1997 the Company had a $300,000 note receivable, included in "Other assets", from a company controlled by certain shareholders of the Company. The note was repaid in fiscal 1998.

     The Company has agreed to pay 75% of the annual premiums on a life insurance policy for the Chief Executive Officer. The Company has received a collateral assignment of the policy and will recover the premiums advanced upon the termination of the policy or the death of the officer. For each of the years ended March 31, 1998 and 1997, the total premiums paid by the Company were approximately $185,000. The aggregate amount paid of approximately $1,113,000 is included in "Other assets".

     The following items included in operations were paid to or from companies controlled by certain officers or directors of the Company or their affiliates (in thousands):

                                                                  YEAR ENDED MARCH 31,
                                                                ------------------------
                                                                 1998     1997     1996
                                                                 ----     ----     ----
REVENUES
  Professional services fees................................    $   --    $286    $1,346
EXPENSES
  Marketing and promotion...................................    $1,354    $823    $  644
  Printing..................................................     1,046     759       908
  Professional services.....................................       232     618       185

7. CREDIT FACILITIES AND LONG-TERM DEBT

     Cash paid for interest totaled approximately $810,000, $450,000 and $313,000 for the years ended March 31, 1998, 1997 and 1996, respectively.

     Revolving Bank Credit Facility -- The Company has a revolving bank credit facility which provides for borrowings of up to $30,000,000 through September 1, 1999. The Company is obligated for a commitment fee of .125% per annum for any unused portion of the credit facility. The Company may choose between various interest rate options. The revolving credit arrangement contains affirmative and negative covenants including limitations on dividend payments, loans and advances. The Company had no borrowings outstanding during fiscal 1998 or 1997.

     Long-term debt -- The Company's long-term debt includes $6.1 million of pound-denominated notes issued as part of the Direct Technology Limited acquisition (see note 2 of Notes to Consolidated Financial Statements). The notes are due April 30, 1999 and interest is paid semiannually at the six month LIBOR rate. The Company also has approximately $800,000 of pound-denominated notes outstanding at March 31, 1998 that were issued as part of the Vine Systems acquisition (see note 2 of Notes to Consolidated Financial Statements). The notes are due March 31, 2001 and interest is paid semiannually using the six month LIBOR rate.

                     COMPUWARE CORPORATION AND SUBSIDIARIES

                   YEARS ENDED MARCH 31, 1998, 1997 AND 1996

8. COMMON STOCK AND ADDITIONAL PAID-IN CAPITAL

     On April 3, 1997 the Company's shareholders approved an increase in the Company's authorized shares of common stock from 80,000,000 to 200,000,000 shares to permit a two-for-one stock split which was previously approved by the Board of Directors. The stock split was effected by means of a 100% stock dividend as of April 14, 1997 to holders of record April 4, 1997. In August 1997, the Company's shareholders approved an increase in the Company's authorized shares of common stock from 200,000,000 to 400,000,000 shares. In October 1997, the Company's Board of Directors approved a two-for-one stock split, payable as a 100% stock dividend to shareholders of record on October 22, 1997.

     The effect of the stock splits has been retroactively reflected as of April 1, 1995. All references throughout the consolidated financial statements to number of shares, per share amounts and stock option data have been restated to reflect the stock splits.

9. EARNINGS PER COMMON SHARE

     Earnings per common share ("EPS") data were computed as follows (in thousands, except for per share data):

                                                                     YEAR ENDED MARCH 31,
                                                                ------------------------------
                                                                  1998       1997       1996
                                                                  ----       ----       ----
BASIC EPS:
  Numerator: Net Income.....................................    $193,944    $97,436    $44,242
                                                                --------    -------    -------
  Denominator:
     Weighted-average common shares outstanding.............     352,274    340,770    347,516
                                                                --------    -------    -------
  Basic EPS.................................................    $   0.55    $  0.29    $  0.13
                                                                ========    =======    =======
DILUTED EPS:
  Numerator: Net Income.....................................    $193,944    $97,436    $44,242
                                                                --------    -------    -------
  Denominator:
     Weighted-average common shares outstanding.............     352,274    340,770    347,516
     Dilutive effect of stock options.......................      35,152     18,970     11,434
                                                                --------    -------    -------
     Total Shares...........................................     387,426    359,740    358,950
                                                                --------    -------    -------
  Diluted EPS...............................................    $   0.50    $  0.27    $  0.12
                                                                ========    =======    =======

                     COMPUWARE CORPORATION AND SUBSIDIARIES

                   YEARS ENDED MARCH 31, 1998, 1997 AND 1996

10. INCOME TAXES

     Temporary differences and carryforwards which give rise to a significant portion of deferred tax assets and liabilities are as follows (in thousands):

                                                                    MARCH 31,
                                                                ------------------
                                                                 1998       1997
                                                                 ----       ----
Deferred tax assets:
  Accrued vacation..........................................    $ 2,582    $ 2,682
  Purchased software........................................      9,410      9,371
  Net operating loss carryforwards..........................     35,139     26,138
  Other.....................................................     12,055      7,288
                                                                -------    -------
                                                                 59,186     45,479
  Less: valuation allowance.................................      8,891      5,065
                                                                -------    -------
       Net deferred tax assets..............................     50,295     40,414
  Current portion...........................................     14,512     10,267
                                                                -------    -------
  Long-term portion.........................................    $35,783    $30,147
                                                                =======    =======
Deferred tax liabilities:
  Capitalized research and development costs................    $ 9,605    $10,576
  Purchased software........................................      2,565      3,373
  Other.....................................................     11,066      5,634
                                                                -------    -------
       Total deferred tax liabilities.......................     23,236     19,583
  Current portion...........................................        379        520
                                                                -------    -------
  Long-term portion.........................................    $22,857    $19,063
                                                                =======    =======

     The income tax provision (benefit) includes the following (in thousands):

                                                                    YEAR ENDED MARCH 31,
                                                              --------------------------------
                                                                1998        1997        1996
                                                                ----        ----        ----
Current:
  Federal.................................................    $ 96,629    $ 46,073    $ 41,354
  Foreign.................................................       4,316       6,506         952
  State...................................................       5,800       4,500       3,000
                                                              --------    --------    --------
Total current tax provision...............................     106,745      57,079      45,306
                                                              --------    --------    --------
Deferred:
  Federal.................................................       1,309       6,050        (382)
  Foreign.................................................     (11,228)    (11,179)    (10,383)
                                                              --------    --------    --------
Total deferred tax benefit................................      (9,919)     (5,129)    (10,765)
                                                              --------    --------    --------
Total income tax provision................................    $ 96,826    $ 51,950    $ 34,541
                                                              ========    ========    ========

                     COMPUWARE CORPORATION AND SUBSIDIARIES

                   YEARS ENDED MARCH 31, 1998, 1997 AND 1996

     The Company's income tax expense differed from the amount computed on pre-tax income at the U.S. federal income tax rate of 35% for the following reasons (in thousands):

                                                                     YEAR ENDED MARCH 31,
                                                                ------------------------------
                                                                  1998       1997       1996
                                                                  ----       ----       ----
Federal income tax at statutory rates.......................    $101,769    $52,285    $27,574
Increase (decrease) in taxes:
  Items related to acquisitions.............................                  1,792      9,332
  Foreign Sales Corporation subsidiary......................      (6,462)    (4,638)    (3,190)
  Research and development credit...........................      (1,700)    (1,300)      (325)
  Other, net................................................       3,219      3,811      1,150
                                                                --------    -------    -------
Provision for income taxes..................................    $ 96,826    $51,950    $34,541
                                                                ========    =======    =======

     At March 31, 1998 the Company has net operating loss carryforwards for income tax purposes of approximately $101,173,000 which expire as follows (in thousands):

Year ending March 31:
  1999.............................................    $   480
  2000.............................................      5,737
  2001.............................................      2,238
  2002.............................................      6,787
  2003.............................................     13,908
  2004.............................................      2,430
  2005.............................................      2,035
  2008.............................................        898
  2010.............................................        919
  2011.............................................        274
Unlimited carryforward.............................     65,467

     Of this amount, approximately $4,511,000 is available to offset U.S. federal income taxes and approximately $96,662,000 relates to various foreign jurisdictions. In addition, approximately $921,000 of tax credits expiring through the year 2002 are available to offset future U.S. federal income tax liabilities.

     Cash paid for income taxes totaled approximately $55,481,000, $46,760,000 and $45,414,000 for the years ended March 31, 1998, 1997 and 1996, respectively.

                     COMPUWARE CORPORATION AND SUBSIDIARIES

                   YEARS ENDED MARCH 31, 1998, 1997 AND 1996

11. GEOGRAPHIC SEGMENT INFORMATION

     Revenues and income (loss) for each of the three years in the period ended March 31, 1998 and identifiable assets at March 31, 1998, 1997 and 1996 are as follows (in thousands):

                                                                         MARCH 31,
                                                             ----------------------------------
                                                                1998         1997        1996
                                                                ----         ----        ----
Revenue:
  North America..........................................    $  825,989    $559,058    $405,603
  European subsidiaries..................................       217,478     180,095     150,656
  Other international operations.........................        95,851      73,743      58,100
                                                             ----------    --------    --------
       Total revenue.....................................    $1,139,318    $812,896    $614,359
                                                             ==========    ========    ========
Income (loss) before taxes:
  North America(1).......................................    $  309,602    $174,643    $107,486
  European subsidiaries..................................       (13,733)    (19,985)    (22,203)
  Other international operations.........................        (5,099)     (5,272)     (6,500)
                                                             ----------    --------    --------
       Total income before taxes(2)......................    $  290,770    $149,386    $ 78,783
                                                             ==========    ========    ========
Identifiable assets:
  North America..........................................    $  837,568    $568,458    $404,463
  European subsidiaries..................................       176,107     139,307     122,448
  Other international operations.........................        58,965      47,642      28,815
                                                             ----------    --------    --------
       Total assets......................................    $1,072,640    $755,407    $555,726
                                                             ==========    ========    ========

-------------------------
(1) Includes net intercompany royalty income of approximately $114,973,000, $87,548,000 and $71,105,000 for the years ended March 31, 1998, 1997 and
    1996, respectively. The income (loss) from foreign subsidiaries reflects the corresponding net royalty expense.

(2) Income before taxes also includes $6,766,000, $21,790,000 and $35,631,000 of special charges for the years ended March 31, 1998, 1997 and 1996, respectively. Exclusive of these charges, income (loss) before taxes is as follows:

                                                            MARCH 31,
                                                ---------------------------------
                                                  1998        1997         1996
                                                  ----        ----         ----
Income (loss) before special charges and
  taxes:
  North America.............................    $316,368    $196,433     $139,964
  European subsidiaries.....................     (13,733)    (19,985)     (19,284)
  Other international operations............      (5,099)     (5,272)      (6,266)
                                                --------    --------     --------
       Total income before special charges
          and taxes.........................    $297,536    $171,176     $114,414
                                                ========    ========     ========

12. COMMITMENTS AND CONTINGENCIES

     Leases -- The Company leases building and office space and computer equipment under various operating lease agreements extending through fiscal 2005. Certain of these leases contain provisions

                     COMPUWARE CORPORATION AND SUBSIDIARIES

                   YEARS ENDED MARCH 31, 1998, 1997 AND 1996

for renewal options and escalation clauses. The following is a schedule of future minimum rental payments for the next five years (in thousands):

Year ending March 31:
  1999.............................................    $23,710
  2000.............................................     19,134
  2001.............................................     14,230
  2002.............................................     10,525
  2003.............................................      7,241
  Thereafter.......................................      8,503
                                                       -------
       Total.......................................    $83,343
                                                       =======

     Lease expense for the years ended March 31, 1998, 1997 and 1996 under all operating leases amounted to approximately $19,193,000, $16,815,000 and $10,078,000, respectively.

     Employment Contracts -- The Company has entered into employment agreements with certain key employees that include noncompete provisions in exchange for specified terms of employment.

13. BENEFIT PLANS

     Employee Stock Ownership Plan -- In July 1986, the Company established an Employee Stock Ownership Plan (ESOP) and Trust. Under the terms of the ESOP, the Company makes annual contributions to the Plan for the benefit of substantially all employees of the Company. The contribution may be in the form of cash or common shares of the Company. The Board of Directors may authorize contributions between a maximum of 25% of eligible compensation and a minimum sufficient to cover current obligations of the Plan. The Company made contributions of $3,500,000, $2,330,000 and $1,508,000 in fiscal 1998, 1997 and 1996, respectively. The provisions of SFAS No. 123 do not apply to the Employee Stock Ownership Plan. This is a non-leveraged ESOP plan.

     Employee Stock Purchase Plan -- During fiscal 1997, the Company adopted the Global Employee Stock Purchase Plan (GESPP) under which the Company is authorized to issue up to eight million shares of common stock to eligible employees. Each offering period is limited to six months and a maximum number of 1,000,000 common shares. The Company's first offering period began January 1, 1997. Under the terms of the plan, employees elect to have up to 10 percent of their annual earnings withheld to purchase Company stock, with a value not to exceed $25,000, at the close of the offering period. The purchase price is 85 percent of the first or last day's closing market price for each offering period, whichever is lower. During fiscal 1998, the Company sold approximately 1,250,258 shares to eligible employees.

     NuMega Technologies, Inc. 1996 Stock Option Plan -- In connection with the NuMega acquisition (see note 2 of Notes to Consolidated Financial Statements), options to acquire approximately 1,775,662 shares of the Company's common stock were exchanged for all outstanding NuMega incentive and nonqualified stock options, of which 1,040,462 were outstanding at March 31, 1998. The option prices range from $1.32 to $11.83 and expire in 10 years.

     1998 Employee Stock Option Plan -- In August 1997, the Company adopted the Fiscal 1998 Stock Option Plan. The plan provides for grants of options to purchase up to 16,000,000 shares of the

                     COMPUWARE CORPORATION AND SUBSIDIARIES

                   YEARS ENDED MARCH 31, 1998, 1997 AND 1996

Company's common stock to employees of the Company, of which 6,071,248 were outstanding at March 31, 1998. Under the terms of the plan, the Company may grant nonqualified options at the fair market value of the stock on the date of grant. During fiscal 1998, the Company granted 6,841,640 options under the 1998 Employee Stock Option Plan.

     1996 Employee Stock Option Plan -- In August 1995, the Company adopted the 1996 Employee Stock Option Plan. The plan provides for grants of options to purchase up to 28,600,000 shares of the Company's common stock to employees of the Company, of which 26,372,104 were outstanding at March 31, 1998. Under the terms of the plan, the Company may grant nonqualified options at the fair market value of the stock on the date of grant. During fiscal 1998, the Company granted 3,548,272 options under the 1996 Employee Stock Option Plan.

     1993 Employee Stock Option Plan -- In November 1992, the Company adopted the 1993 Employee Stock Option Plan. The plan provides for grants of options to purchase up to 21,600,000 shares of the Company's common stock to officers and key employees of the Company, of which 9,322,182 non qualified options were outstanding at March 31, 1998. Under the terms of the plan, the Company may grant incentive stock options at the fair market value of the stock on the date of grant or nonqualified stock options at a price not less than 50% of fair market value or $1.00 per share. The plan also provides for stock appreciation rights which may be granted independently, or in conjunction with any stock option granted under the plan. Stock options and appreciation rights expire 10 years from the date of grant. In addition, the Company may award shares of restricted stock to participants subject to the terms and conditions specified at the time of the award. During fiscal 1998, the Company granted 54,000 nonqualified options under the 1993 Employee Stock Option Plan.

     1992 Employee Stock Option Plan -- The 1992 Employee Stock Option Plan provides for grants of options to purchase shares of common stock to officers and key employees of the Company. Under this plan, up to 16,800,000 shares of common stock may be granted to officers and key employees. The provisions of the plan are identical to the Company's 1993 Employee Stock Option Plan. During fiscal 1998, the Company granted 56,400 nonqualified options under the 1992 Employee Stock Option Plan of which 7,416,284 were outstanding at March 31, 1998.

     Non-Employee Director Stock Option Plan -- In July 1992, the Company adopted the Stock Option Plan for Non-Employee Directors. Under this plan, 2,400,000 shares of common stock are reserved for issuance to non-employee directors of the Company who have not been employees of the Company, any subsidiary of the Company or any entity which controls more than 10% of the total combined voting power of the Company's capital stock for at least one year prior to becoming director. In June 1995, the Compensation Committee amended the provisions of this plan to provide for the one-time grant of 20,000 option shares to each new non-employee director in addition to an annual grant of 5,000 option shares to each non-employee director. During fiscal 1998, 400,000 options were granted under the Non-Employee Director Stock Option Plan of which 1,480,000 options were outstanding at March 31, 1998.

     Options generally vest in cumulative annual installments over a three to five year period. All options were granted at fair market value and expire 10 years from the date of grant.

     At March 31, 1998, a total of 399,108 options were outstanding under plans that were terminated by the Company, of which 354,264 are fully vested. All outstanding options under the terminated plans remain in effect in accordance with the terms under which they were granted.

                     COMPUWARE CORPORATION AND SUBSIDIARIES

                   YEARS ENDED MARCH 31, 1998, 1997 AND 1996

     The Company applies APB Opinion No. 25 and related Interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its fixed stock option plans and its stock purchase plan.

     If compensation cost for the Company's stock-based compensation plans had been determined based on the fair value at the grant dates for fiscal 1998, 1997 and 1996 consistent with the method prescribed by SFAS No. 123, Compuware's net earnings and earnings per share would have been adjusted to the pro forma amounts indicated below:

                                                                     YEAR ENDED MARCH 31,
                                                                ------------------------------
                                                                  1998       1997       1996
                                                                  ----       ----       ----
Net Earnings
  As reported...............................................    $193,944    $97,436    $44,242
  Pro forma.................................................     172,394     85,319     37,565
Earnings per Share
  As reported:
     Basic earnings per share...............................        0.55       0.29       0.13
     Diluted earnings per share.............................        0.50       0.27       0.12
  Pro forma:
     Basic earnings per share...............................        0.49       0.25       0.11
     Diluted earnings per share.............................        0.44       0.24       0.10

     The pro forma amounts for compensation cost may not be indicative of the effects on net earnings and earnings per share for future years.

     Under SFAS No. 123, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for grants in 1998, 1997 and 1996, respectively: expected volatility of 51.50, 55.22 and 64.73 percent; risk-free interest rates of 5.7, 6.6 and 6.6 percent; and expected lives at date of grant of 4.9, 4.3 and
4.8 years. Dividend yields were not a factor as the Company has never issued cash dividends and has no plans to do so in the future.

     Under SFAS No. 123, the fair value of the employees' purchase rights were estimated using the Black-Scholes model with assumptions that, except for an expected life of six months and a risk-free interest rate of 5.26 percent for fiscal 1998, were consistent with those used for the Company's stock purchase plans described above. The weighted average fair value of those purchase rights granted in fiscal 1998 were $2.47.

                     COMPUWARE CORPORATION AND SUBSIDIARIES

                   YEARS ENDED MARCH 31, 1998, 1997 AND 1996

     A summary of the status of fixed stock option grants under Compuware's stock-based compensation plans as of March 31, 1998, 1997 and 1996, and changes during the years ending on those dates is as follows (shares in thousands):

                                 1998                        1997                        1996
                       -------------------------   -------------------------   -------------------------
                       SHARES                      SHARES                      SHARES
                       UNDER    WEIGHTED-AVERAGE   UNDER    WEIGHTED-AVERAGE   UNDER    WEIGHTED-AVERAGE
                       OPTION    EXERCISE PRICE    OPTION    EXERCISE PRICE    OPTION    EXERCISE PRICE
                       ------   ----------------   ------   ----------------   ------   ----------------
Outstanding at
  beginning of
  year...............  50,636        $ 3.83        40,416        $2.31         29,156        $1.97
NuMega acquisition...   1,776          1.66
Granted..............  10,540         14.90        17,696         6.90         16,054         2.87
Exercised............  (8,482)         2.07        (5,022)        2.75         (2,364)        1.21
Forfeited............  (2,368)         7.43        (2,454)        2.74         (2,430)        2.92
                       ------                      ------                      ------
Outstanding at end of
  year...............  52,102        $ 6.13        50,636        $3.83         40,416        $2.31
                       ======                      ======                      ======
  Options exercisable
     at year end.....  17,090        $ 2.71        21,290        $2.02         20,452        $1.80
                       ======                      ======                      ======
Weighted-average fair
  value of options
  granted during the
  year...............  $ 7.58                      $ 3.68                      $ 1.74
                       ======                      ======                      ======

     The following table summarizes information about fixed stock options outstanding at March 31, 1998 (shares in thousands):

                                       OPTIONS OUTSTANDING                   OPTIONS EXERCISABLE
                           --------------------------------------------   -------------------------
                           SHARES                                         SHARES
                           UNDER    WEIGHTED-AVERAGE   WEIGHTED-AVERAGE   UNDER    WEIGHTED-AVERAGE
                           OPTION    REMAINING LIFE     EXERCISE PRICE    OPTION    EXERCISE PRICE
                           ------   ----------------   ----------------   ------   ----------------
Range of Exercise Prices
 $ 0.05 to $ 4.50........  28,018         6.12              $ 2.35        15,616        $ 2.02
   4.51 to   9.00........  14,728         8.83                7.53           972          6.60
   9.01 to  13.50........     174         9.22               11.65            10         11.25
  13.51 to  18.50........   8,690         9.49               15.04           392         16.06
  18.51 to  22.50........     492         9.80               20.50           100         19.00
                           ------                                         ------
                           52,102         7.49                6.13        17,090          2.71
                           ======                                         ======

     The maximum number of shares for which additional options may be granted was 13,401,204 at March 31, 1998, 5,440,736 at March 31,1997 and 20,695,248 at
March 31, 1996. At March 31, 1998, a total of 65,502,592 shares of the Company's common stock are reserved for issuance under all option plans. Income tax benefits associated with the exercise of stock options are reflected as adjustments to additional paid-in capital.

                     COMPUWARE CORPORATION AND SUBSIDIARIES

                   YEARS ENDED MARCH 31, 1998, 1997 AND 1996

14. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     Quarterly financial information for the years ended March 31, 1998 and 1997 is as follows (in thousands, except for per share data):

                                          FIRST       SECOND      THIRD       FOURTH
                                         QUARTER     QUARTER     QUARTER     QUARTER        YEAR
                                         -------     -------     -------     -------        ----
Fiscal 1998:
  Revenues...........................    $224,478    $247,381    $309,635    $357,824    $1,139,318
  Operating income...................      39,998      49,804      77,915     105,636       273,353
  Pre-tax income.....................      42,387      51,949      81,665     114,769       290,770
  Net Income(1)......................      28,272      34,650      54,471      76,551       193,944
  Basic earnings per share(1)........        0.08        0.10        0.15        0.21          0.55
  Diluted earnings per share(1)......        0.08        0.09        0.14        0.19          0.50
Fiscal 1997:
  Revenues...........................    $162,338    $184,266    $213,713    $252,579    $  812,896
  Operating income...................       3,651      25,646      47,020      67,359       143,676
  Pre-tax income.....................       4,883      26,694      48,345      69,464       149,386
  Net income(2)......................       3,257      16,100      32,246      45,833        97,436
  Basic earnings per share(2)........        0.01        0.05        0.09        0.13          0.29
  Diluted earnings per share(2)......        0.01        0.05        0.09        0.13          0.27

-------------------------
(1) In fiscal 1998, the Company incurred special pre-tax charges totaling $3,606,000 and $3,160,000 in the third and fourth quarters, respectively. The charges include $3,606,000 for merger-related costs and $3,160,000 for purchased research and development, expensed in connection with the NuMega and UnderWare acquisitions, respectively (Note 2). Excluding these charges, in fiscal 1998 net income was $56,876,000 and $78,659,000 for the third and fourth quarters, respectively, basic earnings per share was $0.16 and $0.22, and diluted earnings per share was $0.14 and $0.20 for the third and fourth quarters, respectively. For the year ended March 31, 1998, net income and earnings per share, excluding special charges, was $198,457,000 and $0.56 per share -- basic and $0.51 per share -- diluted.

(2) In fiscal 1997, the Company incurred special pre-tax charges totaling $16,670,000 and $5,120,000 in the first and second quarters, respectively. The charges include $16,670,000 and $5,120,000 for purchased research and development expensed in connection with the Direct Technology and DRD Promark acquisitions, respectively (Note 2). Excluding these charges, in fiscal 1997 net income was $14,376,000 and $21,220,000 for the first and second quarters, respectively, basic earnings per share was $0.04 and $0.06, and diluted earnings per share was $0.04 and $0.06 for the first and second quarters, respectively. For the year ended March 31, 1997, net income and earnings per share, excluding special charges, was $113,675,000 and $0.33 per share -- basic and $0.32 per share -- diluted.

15. SUBSEQUENT EVENTS

     On February 25, 1999, the Company's shareholders approved an increase in the Company's authorized shares of common stock from 400,000,000 to 1,600,000,000 shares to permit a two for one

                     COMPUWARE CORPORATION AND SUBSIDIARIES

                   YEARS ENDED MARCH 31, 1998, 1997 AND 1996

stock split which was previously approved by the Board of Directors. The stock split was effected by means of a 100% stock dividend as of March 1, 1999 to holders of record on January 26, 1999.

     The effect of the stock split has been retroactively reflected and all references throughout the consolidated financial statements to number of shares, per share amounts, and stock option data have been restated to reflect the stock split.

                     COMPUWARE CORPORATION AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEET

                                                              DECEMBER 31,
                                                                  1998
                                                              ------------
                                                              (UNAUDITED)
                                                                  (IN
                                                               THOUSANDS)
                                  ASSETS
CURRENT ASSETS:
Cash and cash equivalents...................................   $  157,064
Investments.................................................      351,997
Accounts receivable, net....................................      437,858
Deferred tax asset..........................................       16,155
Income taxes refundable.....................................
Prepaid expenses and other current assets...................       18,816
                                                               ----------
     Total current assets...................................      981,890
                                                               ----------
INVESTMENTS.................................................      174,379
                                                               ----------
PROPERTY AND EQUIPMENT, LESS ACCUMULATED DEPRECIATION AND
  AMORTIZATION..............................................       92,245
                                                               ----------
CAPITALIZED SOFTWARE, LESS ACCUMULATED AMORTIZATION.........       50,476
                                                               ----------
OTHER:
Accounts receivable.........................................      123,870
Deferred tax asset..........................................       10,438
Excess of cost over fair value of net assets acquired, less
  accumulated amortization..................................       58,885
Other.......................................................       16,007
                                                               ----------
     Total other assets.....................................      209,200
                                                               ----------
TOTAL ASSETS................................................   $1,508,190
                                                               ==========
                   LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable............................................   $   20,737
Accrued expenses............................................      149,213
Income taxes payable........................................       22,474
Deferred revenue............................................      222,633
                                                               ----------
     Total current liabilities..............................      415,057
                                                               ----------
DEFERRED REVENUE............................................       54,308
LONG TERM DEBT..............................................        3,719
                                                               ----------
     Total liabilities......................................      473,084
                                                               ----------
SHAREHOLDERS' EQUITY:
Common stock................................................        3,700
Additional paid-in capital..................................      381,332
Retained earnings...........................................      653,350
Foreign currency translation adjustment.....................       (3,276)
                                                               ----------
     Total shareholders' equity.............................    1,035,106
                                                               ----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY..................   $1,508,190
                                                               ==========

           See notes to condensed consolidated financial statements.

                     COMPUWARE CORPORATION AND SUBSIDIARIES

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                                                  NINE MONTHS ENDED
                                                                     DECEMBER 31,
                                                                ----------------------
                                                                   1998         1997
                                                                   ----         ----
                                                                     (UNAUDITED)
                                                                (IN THOUSANDS, EXCEPT
                                                                   PER SHARE DATA)
REVENUES:
Software license fees.......................................    $  450,986    $298,845
Maintenance fees............................................       242,158     176,986
Professional services fees..................................       445,166     305,663
                                                                ----------    --------
     Total revenues.........................................     1,138,310     781,494
                                                                ----------    --------
OPERATING EXPENSES:
Cost of software license fees...............................        20,892      15,966
Cost of maintenance.........................................        27,761      22,715
Cost of professional services...............................       363,767     263,102
Software product development................................        48,121      42,144
Sales and marketing.........................................       298,594     223,543
Administrative and general..................................        52,888      42,701
Purchased research and development..........................         4,350
Merger-related costs........................................                     3,606
                                                                ----------    --------
     Total operating expenses...............................       816,373     613,777
                                                                ----------    --------
INCOME FROM OPERATIONS......................................       321,937     167,717
OTHER INCOME................................................        20,274       8,284
                                                                ----------    --------
INCOME BEFORE INCOME TAXES..................................       342,211     176,001
INCOME TAX PROVISION........................................       116,316      58,608
                                                                ----------    --------
NET INCOME..................................................    $  225,895    $117,393
                                                                ==========    ========
Basic earnings per share....................................    $     0.62    $   0.34
                                                                ==========    ========
Diluted earnings per share..................................    $     0.56    $   0.31
                                                                ==========    ========

           See notes to condensed consolidated financial statements.

                     COMPUWARE CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 NINE MONTHS ENDED
                                                                    DECEMBER 31,
                                                                --------------------
                                                                  1998        1997
                                                                  ----        ----
                                                                    (UNAUDITED)
                                                                   (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income..................................................    $225,895    $117,393
Adjustments to reconcile net income to cash provided by
  operations:
Depreciation and amortization...............................      30,661      26,864
Tax benefit from exercise of stock options..................      77,102      27,481
Deferred income taxes.......................................         466        (487)
Other.......................................................         731        (471)
Net change in assets and liabilities, net of effects from
  acquisitions:
Accounts receivable.........................................    (108,873)    (65,340)
Prepaid expenses and other current assets...................      (8,468)     (1,506)
Other assets................................................       2,453        (771)
Accounts payable and accrued expenses.......................      36,173       9,312
Deferred revenue............................................      53,330       1,825
Income taxes................................................      25,068     (10,433)
                                                                --------    --------
     Net cash provided by operating activities..............     334,538     103,867
                                                                --------    --------
CASH USED IN INVESTING ACTIVITIES:
Purchase of:
  Businesses................................................      (4,624)       (709)
  Property and equipment....................................     (19,304)    (21,670)
  Capitalized software......................................     (12,946)    (10,686)
Investments:
  Proceeds from maturity....................................     217,479      53,465
  Purchases.................................................    (585,038)   (134,230)
                                                                --------    --------
     Net cash used in investing activities                      (404,433)   (113,830)
                                                                --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from exercise of stock options.................      13,948      14,871
Net proceeds from sale of common stock......................       9,512       3,710
Payment of long term debt...................................      (2,779)     (3,890)
                                                                --------    --------
     Net cash provided by financing activities..............      20,681      14,691
                                                                --------    --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........     (49,214)      4,728
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD............     206,278     107,341
                                                                --------    --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..................    $157,064    $112,069
                                                                ========    ========

           See notes to condensed consolidated financial statements.

                     COMPUWARE CORPORATION AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                      NINE MONTHS ENDED DECEMBER 31, 1998

NOTE 1 -- BASIS OF PRESENTATION

     The accompanying unaudited condensed consolidated financial statements include the accounts of Compuware Corporation and its wholly owned subsidiaries (collectively, the "Company"). All intercompany balances and transactions have been eliminated in consolidation.

     In the opinion of management of the Company, the accompanying condensed consolidated financial statements reflect all adjustments, consisting only of normal recurring adjustments, that are necessary for a fair presentation of the results for the interim periods presented. These financial statements should be read in conjunction with the Company's audited consolidated financial statements and notes thereto for the year ended March 31, 1998 included in the Company's Annual Report to Shareholders and the Company's Form 10-K filed with the Securities and Exchange Commission.

NOTE 2 -- COMPUTATION OF EARNINGS PER COMMON SHARE

     Earnings per common share ("EPS") data were computed as follows (in thousands, except for per share data):

                                                                 NINE MONTHS ENDED
                                                                    DECEMBER 31,
                                                                --------------------
                                                                  1998        1997
                                                                  ----        ----
BASIC EPS:
Numerator: Net Income.......................................    $225,895    $117,393
                                                                --------    --------
Denominator: Weighted-average common shares outstanding.....     365,212     349,906
                                                                --------    --------
Basic EPS...................................................    $   0.62    $   0.34
                                                                ========    ========
DILUTED EPS:
Numerator: Net Income.......................................    $225,895    $117,393
                                                                --------    --------
Denominator: Weighted-average common shares outstanding.....     365,212     349,906
Dilutive effect of stock options............................      36,264      34,410
                                                                --------    --------
Total shares................................................     401,476     384,316
                                                                --------    --------
Diluted EPS.................................................    $   0.56    $   0.31
                                                                ========    ========

NOTE 3 -- COMPREHENSIVE INCOME

     Effective April 1, 1998, Compuware adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("Statement 130"). Statement 130 establishes standards for reporting and presenting comprehensive income and its components in consolidated financial statements. Comprehensive income is defined as net income plus the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. For the nine-month period ended December 31, 1998 and 1997, Compuware had

                     COMPUWARE CORPORATION AND SUBSIDIARIES

                      NINE MONTHS ENDED DECEMBER 31, 1998

other comprehensive income resulting from foreign currency translation adjustments. Comprehensive income for the nine-month period ended December 31, 1998 and 1997 are as follows (in thousands):

                                                                    NINE MONTHS ENDED
                                                                       DECEMBER 31,
                                                                  ----------------------
                                                                    1998          1997
                                                                    ----          ----
Net income..................................................      $225,895      $117,393
Foreign currency translation adjustment, net of tax.........           233        (1,672)
                                                                  --------      --------
       Total comprehensive income...........................      $226,128      $115,721
                                                                  ========      ========

NOTE 4 -- ACQUISITIONS

     In December 1998, the Company acquired certain software products from Cardume Software Ltd. for $2,250,000 in cash and notes payable that are due within one year. Of the total purchase price, $1,400,000 was allocated to in-process research and development and in accordance with SFAS No. 2, this amount was expensed as of the purchase date.

     In October 1998, the Company acquired certain software products from Vireo Software Inc., for $4,100,000 in cash and notes payable that are due within one year. Of the total purchase price, $200,000 was allocated to in-process research and development and in accordance with SFAS No. 2, this amount was expensed as of the purchase date.

     In July 1998, the Company acquired certain software products from Centerline Software, Inc. for approximately $2,900,000 in cash and notes payable that are due within one year. Of the total purchase price, $2,750,000 was allocated to in-process research and development and in accordance with SFAS No. 2, this amount was expensed as of the purchase date.

NOTE 5 -- SUBSEQUENT EVENTS

     On February 25, 1999, the Company's shareholders approved an increase in the Company's authorized shares of Common Stock from 400,000,000 to 1,600,000,000 shares to permit a two for one stock split which was previously approved by the Board of Directors. The stock split was effected by means of a 100% stock dividend as of March 1, 1999 to holders of record January 26, 1999.

     The effect of the stock split has been retroactively reflected and all references throughout the condensed consolidated financial statements to number of shares and per share amounts have been restated to reflect the stock split.

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS.

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the Registrant's expenses in connection with the issuance and distribution of the securities being registered.

SEC Registration Fee........................................    $ 5,389
Legal Fees and Expenses.....................................     25,000
Accounting Fees and Expenses................................     28,000
Printing....................................................     32,000
Miscellaneous...............................................      4,611
                                                                -------
     Total..................................................    $95,000
                                                                =======

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article VI of the Bylaws of the Registrant provides for the indemnification of the officers and directors of the Registrant in the manner authorized by the Michigan Business Corporation Act. The Michigan Business Corporation Act authorities a corporation, under certain circumstances, to indemnify its directors and officers (including reimbursement for expenses incurred). Reference is made to Exhibit 3.4 to this Registration Statement for the complete text of Article VI of the Bylaws.

     For provisions regarding the indemnification of the Registrant by the Selling Shareholders, and the indemnification of the Selling Shareholders by the Registrant, against certain liabilities, including liabilities under the Securities Act of 1933, reference is made to Section 8 of the Registration Rights Agreement, a form of which is filed as Exhibit 4.8 to this Registration Statement.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     In the three years preceding the filing of the Registration Statement, Compuware has sold the following securities that were not registered under the Securities Act:

     On December 12, 1997, the Company issued 6,683,206 shares of its Common Stock to the shareholders of Nu-Mega Technologies, Inc., pursuant to the terms of an Agreement and Plan of Merger among Nu-Mega, certain shareholders of Nu-Mega, Compuware Corporation, and Nusub Acquisition, Inc., a New Hampshire corporation and wholly-owned subsidiary of Compuware.

     On February 23, 1999, the Company issued 1,021,864 shares of its Common Stock to the shareholders of M.I.S. International, Inc. and Simco International, Inc., pursuant to the terms of an Agreement and Plan of Merger among Compuware Corporation, CPWRT1, Inc., CPWRT2, Inc., M.I.S. International, Inc., Simco International, Inc., Autoflex, Inc., and Michael M. Bahn, Mary C. Bahn 1999 Qualified Annuity Trust, Michael M. Bahn Revocable Trust Dated January 23, 1995, Mary C. Bahn Revocable Trust Dated January 23, 1995, Michael J. Bahn, Marisa R. Bahn, and Renee C. Phillips 1999 Qualified Annuity Trust.

     The sale and issuance of the securities described above was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering. The recipients of the securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were placed on all share certificates issued in such transactions.

ITEM 16. EXHIBITS

     (a) Exhibits


     2.1 Stock Exchange Agreement, dated as of March 16, 1994, by and among Compuware Corporation, Uniface Holding B.V., the
           Sellers therein and the Sellers' Agent (incorporated by reference to the corresponding exhibit to the Registration
           Statement on Form S-4, as amended, Registration No.
           33-78822)
     2.2   Agreement and Plan of Merger, dated February 23, 1999, among
           Compuware Corporation, CPWRT1, Inc., CPWRT2, Inc., M.I.S.
           International, Inc., Simco International, Inc., Autoflex,
           Inc., and Michael M. Bahn, Mary C. Bahn 1999 Qualified
           Annuity Trust, Michael M. Bahn Revocable Trust Dated January
           23, 1995, Mary C. Bahn Revocable Trust Dated January 23,
           1995, Michael J. Bahn, Marisa R. Bahn, and Renee C. Phillips
           1999 Qualified Annuity Trust
     3.4   Certificate of Restated Bylaws of Compuware, as amended
           (incorporated by reference to the corresponding exhibit to the Registration Statement on Form S-1, as amended, Registration No. 33-53652)
     4.7   Certificate of Amendment to the Restated Articles of
           Incorporation (incorporated by reference to the corresponding exhibit to the Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1997)
     4.8 Registration Rights Agreement, dated February 23, 1999, by and among Compuware Corporation, Michael J. Bahn, Marisa R.
           Bahn, Renee C. Phillips 1999 Qualified Annuity Trust,
           Michael M. Bahn Revocable Trust dated January 23, 1995, Mary
           C. Bahn 1999 Qualified Annuity Trust and Mary C. Bahn
           Revocable Trust dated January 23, 1995*
     5.1 Opinion of Honigman Miller Schwartz and Cohn concerning the legality of the securities being offered*
    10.4   1992 Stock Option Plan.(1)
    10.22 Promotion Agreement, dated March 1, 1990, and Amendment dated December 26, 1990, between Computer Hockey Corporation and the Company.(1)
    10.23  Agreement, dated October 28, 1982, between Compuware Hockey
           Club, L.P. and the Company, as amended.(1)
    10.24  Promotion Agreement, dated September 8, 1992, between
           Compuware Sports Corporation and the Company.(1)
    10.31  Compuware Corporation Shareholder Agreement, dated November
           5, 1992, among the Company and certain of its shareholders.(2)
    10.35  Fiscal 1993 Stock Option Plan.(1)
    10.36  Stock Option Plan for Non-Employee Directors.(1)
    10.50 Registration Rights Agreement dated as of March 16, 1994 by and among the Company, Uniface Holding B.V., the Sellers listed therein and the Sellers' Agent.(3)
    10.58 Stockholders' Agreement, dated August 1, 1990, by and among the Company and the Stockholders therein.(4)

    10.59  Employment Agreement, dated as of April 1, 1995, between the Company and Peter Karmanos, Jr.(5)
    10.60  Employment Agreement, dated as of April 1, 1995, between the Company and Joseph Nathan.(5)
    10.61  Employment Agreement, dated as of April 1, 1995, between the Company and John Shevillo.(5)
    10.64  Employment Agreement, dated as of April 1, 1995, between the Company and Stephen Fagan.(5)
    10.65  Employment Agreement, dated as of April 1, 1995, between the Company and Henry Jallos.(5)
    10.66  Employment Agreement, dated as of April 1, 1995, between the Company and Denise Knobblock.(5)
    10.68  Amended and Restated Revolving Loan Agreement.(5)
    10.69  Agreement and Plan of Reorganization dated as of October 17, 1995 between CoroNet Systems, Inc. and the Company.(6)
    10.70  Escrow Agreement made as of October 17, 1995 between CoroNet Systems, Inc., the Company and the
           Escrow Agent.(6)
    10.71  Agreement and Plan of Merger, dated as of January 10, 1996, between the Company and Technalysis
           Corporation.(7)
    10.72  Agreement and Plan of Merger, dated as of May 31, 1996, between Adams & Reynolds & Company and the
           Company.(8)
    10.73  Agreement for the Sale and Purchase of the Issued Share Capital of Direct Technology Limited dated
           May 1996.(8)
    10.74  Amendment to Employment Agreement, dated as of April 1, 1996, between the Company and Peter
           Karmanos, Jr.(9)
    10.75  Amendment to Employment Agreement, dated as of April 1, 1996, between the Company and Joseph A.
           Nathan.(9)
    10.76  Amendment to Employment Agreement, dated as of April 1, 1996, between the Company and John N.
           Shevillo.(9)
    10.78  Amendment to Employment Agreement, dated as of April 1, 1996, between the Company and Henry A.
           Jallos.(9)
    10.79  Amendment to Employment Agreement, dated as of April 1, 1996, between the Company and Stephen H.
           Fagan.(9)
    10.80  Employment Agreement, dated as of April 1, 1995, between the Company and Laura Fournier.(10)
    10.81  Employment Agreement, dated as of April 1, 1995, between the Company and its subsidiaries and affiliates, and Phyllis Recca.*
    10.82  Fiscal 1998 Stock Option Plan(11)
    10.83  Fiscal 1999 Stock Option Plan*
    23.1   Independent Auditors' Consent and Report on Schedule
    23.2   Consent of Honigman Miller Schwartz and Cohn (contained in their opinion filed as Exhibit 5.1)

    24.1   Power of Attorney (included after the signature of the Registrant contained on page II-6 of this
           Registration Statement)*


-------------------------

  *  Previously filed


 (1) Incorporated by reference to the corresponding exhibit to the Registration Statement on Form S-1, as amended (Registration No. 33-53652).

 (2) Incorporated by reference to the corresponding exhibit to the Registration Statement on Form S-1, as amended (Registration No. 33-63400).

 (3) Incorporated by reference to the corresponding exhibit to the Registration Statement on Form S-4, as amended (Registration No. 33-78822).

 (4) Incorporated by reference to the corresponding exhibit to the Registration Statement on Form S-3, as amended (Registration No. 33-82734).

 (5) Incorporated by reference to the corresponding exhibit to the 1995 Annual Report on Form 10-K.

 (6) Incorporated by reference to the corresponding exhibit to the Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1995.

 (7) Incorporated by reference to the corresponding exhibit to the Quarterly Report on Form 10-Q for the quarterly period ended December 31, 1995.

 (8) Incorporated by reference to the corresponding exhibit to the 1996 Annual Report on Form 10-K.

 (9) Incorporated by reference to the corresponding exhibit to the 1997 Annual Report on Form 10-K.

(10) Incorporated by reference to the corresponding exhibit to the 1998 Annual Report on Form 10-K.

(11) Incorporated by reference to the corresponding exhibit to the Registration Statement on Form S-3, as amended (Registration No. 333-43915)

ITEM 16.

     (b) Schedule

         Schedule II -- Valuation and Qualifying Accounts

ITEM 17. UNDERTAKINGS

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under "Item 14 Indemnification of Directors and Officers" above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any Prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

          (4) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Farmington Hills, State of Michigan, on May 5, 1999.


                                          COMPUWARE CORPORATION

                                          By:   /s/ THOMAS COSTELLO, JR.

                                            ------------------------------------
                                                    Thomas Costello, Jr.
                                                      Vice President,
                                               General Counsel and Secretary

     Each person whose signature appears below hereby appoints Thomas Costello, Jr. his or her true and lawful attorney-in-fact, with power to act and with full power of substitution, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement and file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or their substitutes, may lawfully cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                            *                            Chairman of the Board, Chief       May 5, 1999
     ------------------------------------------------    Executive Officer and Director
                   Peter Karmanos, Jr.                   (Principal Executive Officer)

                            *                            Vice Chairman of the Board and     May 5, 1999
     ------------------------------------------------    Director
                      Thomas Thewes

                            *                            President, Chief Operating         May 5, 1999
     ------------------------------------------------    Officer and Director
                     Joseph A. Nathan

                            *                            Senior Vice President, Chief       May 5, 1999
     ------------------------------------------------    Financial Officer and Treasurer
                    Laura L. Fournier                    (Principal Financial Officer
                                                         and Principal Accounting
                                                         Officer)

                            *                            Director                           May 5, 1999
     ------------------------------------------------
                     W. James Prowse

                            *                            Director                           May 5, 1999
     ------------------------------------------------
                   Bernard M. Goldsmith

                            *                            Director                           May 5, 1999
     ------------------------------------------------
                     William O. Grabe

                                  *                          Director                                   May 5, 1999
           ------------------------------------------------
                          William R. Halling

                                  *                          Director                                   May 5, 1999
           ------------------------------------------------
                           G. Scott Romney

                                  *                          Director                                   May 5, 1999
           ------------------------------------------------
                         Lowell Weicker, Jr.

                                  *                          Director                                   May 5, 1999
           ------------------------------------------------
                           Elaine K. Didier

                                  *                          Director                                   May 5, 1999
           ------------------------------------------------
                        Elizabeth A. Chappell

                    *By: /s/ Thomas Costello, Jr.
              -----------------------------------------
                           Attorney-in-fact

                     COMPUWARE CORPORATION AND SUBSIDIARIES

                                  SCHEDULE II
                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                   YEARS ENDED MARCH 31, 1998, 1997 AND 1996

                COLUMN A                   COLUMN B              COLUMN C               COLUMN D       COLUMN E
                --------                  ----------    --------------------------    ------------    ----------
                                                                ADDITIONS
                                                        --------------------------
                                                                        CHARGED TO
                                          BALANCE AT     CHARGED TO       OTHER           (1)         BALANCE AT
                                          BEGINNING      COSTS AND      ACCOUNTS--    DEDUCTIONS--      END OF
              DESCRIPTION                 OF PERIOD       EXPENSES       DESCRIBE       DESCRIBE        PERIOD
              -----------                 ----------     ----------     ----------    ------------    ----------
                                                                      (IN THOUSANDS)
Allowance for doubtful accounts:
  Year ended March 31, 1998.............    $6,941         $7,260                        $5,389         $8,812
  Year ended March 31, 1997.............     5,244          5,106                         3,409          6,941
  Year ended March 31, 1996.............     1,605          7,355                         3,716          5,244

-------------------------
(1) Write-off of uncollectible accounts, product maintenance cancellations and service cost overruns.

                                 EXHIBIT INDEX


EXHIBIT NO.
-----------
    2.1       Stock Exchange Agreement, dated as of March 16, 1994, by and among Compuware Corporation, Uniface Holding B.V., the
              Sellers therein and the Sellers' Agent (incorporated by
              reference to the corresponding exhibit to the Registration
              Statement on Form S-4, as amended, Registration No.
              33-78822)
    2.2       Agreement and Plan of Merger, dated February 23, 1999, among
              Compuware Corporation, CPWRT1, Inc., CPWRT2, Inc., M.I.S.
              International, Inc., Simco International, Inc., Autoflex,
              Inc., and Michael M. Bahn, Mary C. Bahn 1999 Qualified
              Annuity Trust, Michael M. Bahn Revocable Trust Dated January
              23, 1995, Mary C. Bahn Revocable Trust Dated January 23,
              1995, Michael J. Bahn, Marisa R. Bahn, and Renee C. Phillips
              1999 Qualified Annuity Trust
    3.4       Certificate of Restated Bylaws of Compuware, as amended
              (incorporated by reference to the corresponding exhibit to the Registration Statement on Form S-1, as amended,
              Registration No. 33-53652)
    4.7       Certificate of Amendment to the Restated Articles of
              Incorporation (incorporated by reference to the
              corresponding exhibit to the Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1997)
    4.8       Registration Rights Agreement, dated February 23, 1999, by and among Compuware Corporation, Michael J. Bahn, Marisa R.
              Bahn, Renee C. Phillips 1999 Qualified Annuity Trust,
              Michael M. Bahn Revocable Trust dated January 23, 1995, Mary
              C. Bahn 1999 Qualified Annuity Trust and Mary C. Bahn
              Revocable Trust dated January 23, 1995*
    5.1       Opinion of Honigman Miller Schwartz and Cohn concerning the legality of the securities being offered*
   10.4       1992 Stock Option Plan.(1)
   10.22      Promotion Agreement, dated March 1, 1990, and Amendment
              dated December 26, 1990, between Computer Hockey Corporation and the Company.(1)
   10.23      Agreement, dated October 28, 1982, between Compuware Hockey
              Club, L.P. and the Company, as amended.(1)
   10.24      Promotion Agreement, dated September 8, 1992, between
              Compuware Sports Corporation and the Company.(1)
   10.31      Compuware Corporation Shareholder Agreement, dated November
              5, 1992, among the Company and certain of its
              shareholders.(2)
   10.35      Fiscal 1993 Stock Option Plan.(1)
   10.36      Stock Option Plan for Non-Employee Directors.(1)
   10.50      Registration Rights Agreement dated as of March 16, 1994 by and among the Company, Uniface Holding B.V., the Sellers
              listed therein and the Sellers' Agent.(3)
   10.58      Stockholders' Agreement, dated August 1, 1990, by and among the Company and the Stockholders therein.(4)
   10.59      Employment Agreement, dated as of April 1, 1995, between the
              Company and Peter Karmanos, Jr.(5)
   10.60      Employment Agreement, dated as of April 1, 1995, between the
              Company and Joseph Nathan.(5)
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


EXHIBIT NO.
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
   10.61      Employment Agreement, dated as of April 1, 1995, between the
              Company and John Shevillo.(5)
   10.64      Employment Agreement, dated as of April 1, 1995, between the
              Company and Stephen Fagan.(5)
   10.65      Employment Agreement, dated as of April 1, 1995, between the
              Company and Henry Jallos.(5)
   10.66      Employment Agreement, dated as of April 1, 1995, between the
              Company and Denise Knobblock.(5)
   10.68      Amended and Restated Revolving Loan Agreement.(5)
   10.69      Agreement and Plan of Reorganization dated as of October 17,
              1995 between CoroNet Systems, Inc. and the Company.(6)
   10.70      Escrow Agreement made as of October 17, 1995 between CoroNet
              Systems, Inc., the Company and the Escrow Agent.(6)
   10.71      Agreement and Plan of Merger, dated as of January 10, 1996, between the Company and Technalysis Corporation.(7)
   10.72      Agreement and Plan of Merger, dated as of May 31, 1996,
              between Adams & Reynolds & Company and the Company.(8)
   10.73      Agreement for the Sale and Purchase of the Issued Share
              Capital of Direct Technology Limited dated May 1996.(8)
   10.74      Amendment to Employment Agreement, dated as of April 1,
              1996, between the Company and Peter Karmanos, Jr.(9)
   10.75      Amendment to Employment Agreement, dated as of April 1,
              1996, between the Company and Joseph A. Nathan.(9)
   10.76      Amendment to Employment Agreement, dated as of April 1,
              1996, between the Company and John N. Shevillo.(9)
   10.78      Amendment to Employment Agreement, dated as of April 1,
              1996, between the Company and Henry A. Jallos.(9)
   10.79      Amendment to Employment Agreement, dated as of April 1,
              1996, between the Company and Stephen H. Fagan.(9)
   10.80      Employment Agreement, dated as of April 1, 1995, between the
              Company and Laura Fournier.(10)
   10.81      Employment Agreement, dated as of April 1, 1995, between the
              Company and its subsidiaries and affiliates, and Phyllis
              Recca.*
   10.82      Fiscal 1998 Stock Option Plan(11)
   10.83      Fiscal 1999 Stock Option Plan*
   23.1       Independent Auditors' Consent and Report on Schedule
   23.2       Consent of Honigman Miller Schwartz and Cohn (contained in their opinion filed as Exhibit 5.1)
   24.1       Power of Attorney (included after the signature of the
              Registrant contained on page II-6 of this Registration
              Statement)*
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

-------------------------

  *  Previously filed


 (1) Incorporated by reference to the corresponding exhibit to the Registration
     Statement on Form S-1, as amended (Registration No. 33-53652).

 (2) Incorporated by reference to the corresponding exhibit to the Registration
     Statement on Form S-1, as amended (Registration No. 33-63400).

 (3) Incorporated by reference to the corresponding exhibit to the Registration
     Statement on Form S-4, as amended (Registration No. 33-78822).

 (4) Incorporated by reference to the corresponding exhibit to the Registration
     Statement on Form S-3, as amended (Registration No. 33-82734).

 (5) Incorporated by reference to the corresponding exhibit to the 1995 Annual
     Report on Form 10-K.

 (6) Incorporated by reference to the corresponding exhibit to the Quarterly
     Report on Form 10-Q for the quarterly period ended September 30, 1995.

 (7) Incorporated by reference to the corresponding exhibit to the Quarterly
     Report on Form 10-Q for the quarterly period ended December 31, 1995.

 (8) Incorporated by reference to the corresponding exhibit to the 1996 Annual
     Report on Form 10-K.

 (9) Incorporated by reference to the corresponding exhibit to the 1997 Annual
     Report on Form 10-K.

(10) Incorporated by reference to the corresponding exhibit to the 1998 Annual
     Report on Form 10-K.

(11) Incorporated by reference to the corresponding exhibit to the Registration
     Statement on Form S-3, as amended (Registration No. 333-43915)